Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

ADIAL PHARMACEUTICALS, INC.,

PURNOVATE, LLC,

THE MEMBERS OF PURNOVATE, LLC,

AND

ROBERT D. THOMPSON, AS THE MEMBERS’ REPRESENTATIVE

Dated: December 7, 2020

TABLE OF CONTENTS

Article I .	DESCRIPTION OF TRANSACTION	1
1.1	Agreement to Purchase and Sell the Purchased Interests	1
1.2	Payment of Escrowed Closing Consideration	1
1.3	Milestone Payments; Sales Earnout Payments	2
1.4	Post-Closing Escrow	3
1.5	Definitions	4
1.6	Loan	4
1.7	Currency	4

Article II .	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS	5
2.1	Organization and Good Standing	5
2.2	Capitalization	5
2.3	Subsidiaries	7
2.4	Authority; No Conflict; Required Filings and Consents	7
2.5	Company Financial Statements; Books and Records	8
2.6	No Undisclosed Liabilities; Indebtedness	8
2.7	No Company Material Adverse Effect	9
2.8	Absence of Certain Changes or Events	9
2.9	Taxes	11
2.10	Real Property	13
2.11	Personal Property	13
2.12	Intellectual Property	14
2.13	Agreements	16
2.14	Litigation	19
2.15	Environmental Matters	20
2.16	Employee Matters	21
2.17	Employee Benefit Plans	22
2.18	Compliance With Laws; Governmental Authorizations	23
2.19	Insurance	24
2.20	Brokerage and Transaction Bonuses	24
2.21	Title to and Sufficiency of Assets	24
2.22	Inventory	25
2.23	Bank Accounts	25
2.24	Accounts Payable	25
2.25	Related Party Transactions	25
2.26	Customers and Suppliers	25
2.27	Certain Payments	25
2.28	Personal Information and Privacy	26
2.29	Regulatory Filings	26
2.30	Product Candidates	27
2.31	OFAC	28
2.32	Purchased Interest Certificate	28
2.33	Value of Chemical Library	28

i

Article III .	REPRESENTATIONS AND WARRANTIES OF EACH MEMBER	28
3.1	Authority, No Conflict; Required Filings and Consents	28
3.2	Ownership; Title to Membership Interests	29
3.3	Litigation	29
3.4	Brokerage and Transaction Bonuses	29
3.5	Restricted Securities	30
3.6	Accredited Investor	30
3.7	No Bad Actor Disqualification Events	30
3.8	Investment Experience	30
3.9	Foreign Investors	30
3.10	No General Solicitation	30
3.11	Residence	30
3.12	Legends	30
3.13	Investment Purpose; Disclosure of Information	31

Article IV .	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	31
4.1	Organization and Good Standing	31
4.2	Authority, No Conflict; Required Filings and Consents	31
4.3	SEC Filings; Financial Statements	32
4.4	Purchaser Stock Consideration	33

Article V .	CERTAIN COVENANTS AND AGREEMENTS	33
5.1	Due Diligence Access and Investigation	33
5.2	Operation of the Company’s Business	33
5.3	Notification	36
5.4	Interim Financials	36
5.5	Related Party Transactions	36
5.6	Public Announcements	37
5.7	Reasonable Efforts; Further Assurances; Cooperation	37
5.8	Tax Matters	38
5.9	Cooperation with Financial Reporting	38
5.10	Release	39
5.11	No Solicitation	39
5.12	Member Approval and Waiver of Right of First Refusal	40

Article VI .	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	40
6.1	Accuracy of Representations	40
6.2	Performance of Covenants	41
6.3	Company Compliance Certificate	41
6.4	Consents	41
6.5	Secretary’s Certificate	41
6.6	Ancillary Agreements and Deliveries	41
6.7	Release of Liens	43
6.8	Certain Covenants and Agreements	43
6.9	No Material Adverse Effect	43
6.10	No Restraints	43
6.11	No Litigation	43

6.12	No Indebtedness	43
6.13	No Negative FDA Correspondence	43
6.14	Company Financial Statements	43
6.15	Minimum Purchased Interests	44
6.16	Lock-Up Agreements	44
6.17	Nasdaq Matters	44
6.18	Due Diligence Review	44
6.19	Employment Agreement with Dr. Robert Thompson	44
6.20	Company Member Approval	44
6.21	Opinion of Financial Advisor	44
6.22	Opinion of Legal Counsel	44

Article VII .	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE MEMBERS	44
7.1	Accuracy of Representations	44
7.2	Performance of Covenants	45
7.3	Purchaser Compliance Certificate	45
7.4	Ancillary Agreements and Deliveries	45
7.5	No Restraints	45
7.6	Consents	45
7.7	Nasdaq Matters	45
7.8	No Material Adverse Effect	45

Article VIII .	CLOSING	45
8.1	Closing	45
8.2	Member and Company Closing Deliveries	45
8.3	Purchaser Closing Deliveries	45

Article IX .	TERMINATION	46
9.1	Termination Events	46

Article X .	INDEMNIFICATION	47
10.1	Indemnification Obligations of the Members	47
10.2	Indemnification Procedure	48
10.3	Survival Period	50
10.4	Investigations	50
10.5	Offset Against Closing Shares and Future Product Payments	51
10.6	Set-Off	51
10.7	Characterization of Indemnification Payments	51

Article XI .	MEMBERS’ REPRESENTATIVE	51
11.1	Members’ Representative	51

Article XII .	MISCELLANEOUS PROVISIONS	52
12.1	Further Assurances	52
12.2	Fees and Expenses	53

12.3	Waiver; Amendment	53
12.4	Entire Agreement	53
12.5	Execution of Agreement; Counterparts; Electronic Signatures	53
12.6	Governing Law; Exclusive Jurisdiction	53
12.7	WAIVER OF JURY TRIAL	54
12.8	Assignment and Successors	54
12.9	Parties in Interest	54
12.10	Notices	54
12.11	Construction; Usage	55
12.12	Enforcement of Agreement	56
12.13	Severability	56
12.14	Time of Essence	56
12.15	Disclosure Schedule	56
12.16	Schedules and Exhibits	56

Exhibit A	--	Definitions

Exhibit B	--	Form of Promissory Note

Exhibit C	--	Form of Joinder Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT is made and entered into as of December 7, 2020, by and among Adial Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), Purnovate, LLC, a Virginia limited liability company and any successor thereto (the “Company” or “Purnovate”)), each of the participating members of the Company set forth on the signature pages to this Agreement and each of the members of the Company who has delivered a Joinder Agreement in the form attached hereto as EXHIBIT B (the “Joinder Agreement”) agreeing to be bound by the terms of this Agreement (collectively, the “Members” and each, individually, a “Member”) and Robert D. Thompson, as representative of the Members pursuant to ARTICLE XI (the “Members’ Representative”).

RECITALS

WHEREAS, the Members collectively desire to sell to the Purchaser, and the Purchaser desires to purchase from the Members all of their membership interests in the Company and if the Company converts to a corporation any equity interests received by the Members in exchange for or upon conversion of their membership interests (the “Purchased Interests”);

WHEREAS, upon the terms and conditions set forth in this Agreement, each Member proposes to sell to the Purchaser and the Purchaser proposes to purchase from the Members, up to the number of membership interests in the Company equal to such Member’s pro rata portion of the Purchased Interests in exchange for the consideration set forth in this Agreement; and

WHEREAS, the parties intend the proposed acquisition to be characterized as a Type “B” tax free reorganization.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I. DESCRIPTION OF TRANSACTION

1.1 Agreement to Purchase and Sell the Purchased Interests. Subject to the terms and conditions in this Agreement, at the Closing, the Members shall sell, assign, transfer and deliver to the Purchaser free and clear of all Liens, and the Purchaser shall purchase and acquire from such Members, all such Members’ right title and interest in and to the number of Purchased Interests in the Company equal to one hundred percent (100%) of the Fully Diluted Interests Outstanding as of the Closing Date. By executing this Agreement, each Member agrees to sell to Purchaser all of the Purchased Interests in the Company held by such Member.

1.2 Payment of Closing Consideration.

(a) At the Closing, the Purchaser shall deliver to the (i) Members’ Representative, the Closing Cash Consideration for the benefit of each Member; in each case for such dollar amount as shall be equal to (A) $350,000 multiplied by (B) each Member’s Consideration Percentage; and (ii) Escrow Agent, stock certificates representing shares of Purchaser Common Stock in the name of the Escrow Agent for the benefit of each Member, in each case for such number of shares of Purchaser Common Stock (rounded down to the nearest whole share of Purchaser Common Stock) as is equal to the product of (A) the total number of Closing Shares to be issued by the Purchaser multiplied by (B) each Member’s Consideration Percentage; provided that any such certificates representing the Closing Shares shall, in each case, represent only whole shares of Purchaser Common Stock; with any fractional shares of Purchaser Common Stock that would have otherwise been issued to the Escrow Agent pursuant to subclause (ii) being rounded down) (such rounded down shares being, collectively, the “Escrowed Closing Consideration”).

(b) At the Closing, the Members shall transfer, grant, convey, sell and assign to the Purchaser all of the Purchased Interests.

1.3 Milestone Payments; Sales Earnout Payments.

(a) Development & Approval Milestone Payments. The Purchaser shall provide the Members’ Representative with written notice of the first occurrence of each milestone event set forth below with respect to any Product containing a Compound that has not already been in a Product that has achieved the relevant milestone within forty five (45) days after such occurrence. Within sixty (60) days of the first occurrence of each of the milestone events set forth below with respect to the applicable Product, the Purchaser shall make the following aggregate payments to the Members’ Representative for the benefit of the Members, whether such milestone is achieved by the Company, its Affiliate or any of its or their respective licensee or sublicensees.

Development & Approval Milestones

Milestone Event	Milestone Payment
First human dosing	$300,000
First dose in a Phase 2 Trial	$300,000
First dose in a Phase 3 Trial	$400,000
First acceptance of U.S. NDA submission	$500,000
First acceptance of NDA equivalent submission in Europe	$300,000
First acceptance of NDA equivalent submission in Asia	$300,000
First Commercial Sale in the U.S.	$10,000,000
First Commercial Sale in Europe	$5,000,000
First Commercial Sale in Asia	$5,000,000
Total potential	$22,100,000

In the event that any milestone event occurs before a milestone event that would normally be normally expected to occur as a precedent, then the preceding milestone event will be deemed to have been simultaneously achieved. For clarity, the normal order is First human dosing > First dose in a Phase 2 trial > First dose in a Phase 3 trial > any of (i) First acceptance of U.S. NDA submission, (ii) First acceptance of NDA equivalent submission in Europe, (iii) First acceptance of NDA equivalent submission in Asia; then, approval in any country in which there was a submission.

(b) Sales Earnout Payments. For each Product, the Purchaser shall pay to the Members’ Representative for the benefit of the Members sales earnout payments of three percent (3%) of Net Sales (the “Sales Earnout Payments”).

(i) Sales Earnout Payments due under this Section 1.3(b) with respect to a particular Product in a particular country, will commence upon the First Commercial Sale of such Product in such country and will be payable until ten (10) years after the First Commercial Sale of such Product in such country.

(ii) Sales Earnout Payments shall be calculated and reported by the Purchase for each calendar quarter. Sales Earnout Payments due to Members’ Representative for the benefit of the Members under this Agreement shall be paid within sixty (60) calendar days of the end of each calendar quarter. Each Sales Earnout Payment shall be accompanied by a report of Net Sales of the applicable Product by the Purchaser, its Affiliates and its and their respective licensees or sublicensees in sufficient detail to permit confirmation of the accuracy of the Sales Earnout Payment made, including, the Net Sales of the applicable Product on a country by country, and the amount of the Sales Earnout Payment. The Purchaser shall keep complete and accurate records pertaining to the sale or other disposition of each Product in sufficient detail to permit Members’ Representative to confirm the accuracy of all such Sales Earnout Payments.

(c) Acquisition of Purnovate Technologies. A Product Acquirer shall be obligated to pay Earnout Consideration on any Generating Asset as if such Product Acquirer were Purchaser. Purchaser agrees, in the event of the sale of a Purnovate Technology or Generating Asset (i) to require the Product Acquirer to agree to pay Earnout Consideration to the Members’ Representative with respect to the Purnovate Technologies or Generating Assets being sold in the same amount and on the same terms and conditions under which the Purchaser would be required to pay if such Purnovate Technology or Generating Asset were not being sold, (ii) to provide written notice to the Members’ Representative of such pending sale at least five (5) days prior to the closing of such sale with the name and contact information of the Product Acquirer and a copy of the applicable contract language in the purchase and sales agreement as required herein, and (iii) to impose, by contract, the same obligations set forth in this paragraph should the Product Acquirer further sell a the Purnovate Technology or Generating Asset to another Product Acquirer. Should the Purchaser fail to comply with these requirements, the Purchaser shall be obligated for the Earnout Consideration that the Product Acquirer would otherwise have been obligated to pay hereunder. “Earnout Consideration” means the milestone payments under Section 1.3(a) and Sales Earnout Payments. “Product Acquirer” means any third party that acquires from Purchaser, either directly or indirectly, any Product, Compound, Purnovate Patent, Thompson Patent; or Adenosine Patent, Pipeline Technology, or Company Owned Intellectual Property (each and collectively, the “Purnovate Technologies”). A “Generating Asset” is any product that would be a Product except that one or more Purnovate Technologies were acquired from Purchaser (i.e., no longer owned by Purchaser) either directly or indirectly. The intention of this Section 1.3(c) is to insure that the Members’ Representative receive Earnout Consideration based on net sales of a Generating Asset on the same basis (i.e., whether achieving development or approval milestones or making commercial sales of any Generating Asset) whether the owner of the Purnovate Technology Generating Asset is the Purchaser or any other party.

(d) Payments. Any amounts due hereunder which are unpaid five (5) days after the date on which they are due shall bear simple interest accrued at the annual rate of twelve percent (12%). In the event the Parties cannot agree on any matter under this Section 1.3, the matter will be submitted to binding arbitration under JAMS in Washington, DC.

1.4 Post-Closing Escrow.

(a) At the Closing, the Purchaser shall deliver the Escrowed Closing Consideration to an escrow agent agreed upon by the Purchaser and the Company (the “Escrow Agent”), to be held by the Escrow Agent on behalf of the Members and as collateral to secure the rights of the Purchaser pursuant to this Section 1.4 and of the Indemnified Parties under ARTICLE X. The Escrowed Closing Consideration shall be held pursuant to the provisions of an escrow agreement to be entered into among the Purchaser, the Escrow Agent and the Members’ Representative (the “Escrow Agreement”) for a period beginning on the Closing Date and ending at the expiration of the Escrow Period as defined in the next sentence (the “Escrow Period”) so long as claim(s) under ARTICLE X are made prior to the end of the Escrow Period. The Escrow Period shall expire as follows:

(i) with respect to Purchaser Common Stock to be received all Members other than William Stilley and Dr. Robert Thompson, (x) on the one year anniversary of the Closing Date with respect to seventy percent of the Purchaser Common Stock to be received by them and (y) five days after the effective date of a registration statement registering such shares with respect to thirty percent of the Purchaser Common Stock to be received by them;

(ii) with respect to Purchaser Common Stock to be received by Dr. Robert Thompson, (w) on the two year anniversary of the Closing Date with respect to fifty percent of the Purchaser Common Stock to be received by him; (x) on the one year anniversary of the Closing Date with respect to twenty percent of the Purchaser Common Stock to be received by him; (y) five days after the effective date of a registration statement registering such shares with respect to thirty percent of the Purchaser Common Stock to be received by him; or (z) in the event his employment is terminated by Purchaser without cause, on the date of such termination; and

(iii) with respect to Purchaser Common Stock to be received by William Stilley (y) on the two year anniversary of the Closing Date or (z) in the event his employment is terminated by Purchaser without cause, on the date of such termination.

(b) Any of the Escrowed Closing Consideration not previously released by the Escrow Agent as of the expiration of the Escrow Period shall be released by the Escrow Agent to the Members’ Representative, in trust for the Members; provided, however, that in the event Purchaser or any Indemnified Party has made one or more claim(s) under ARTICLE X prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue (and the Escrow Agent will continue to hold the portion of the Escrowed Closing Consideration in escrow as is equal to the aggregate claimed amounts) until the full and final resolution of such claim(s). For purposes of the escrow and the Escrow Agreement, the value of each Closing Share as of a particular date shall be deemed to be equal to the VWAP Per Share Price as of such date. By virtue of the execution of this Agreement or a Joinder Agreement by a Member, without any further act of any Member, such Member shall be deemed to have consented to and approved (A) the use of the Escrowed Closing Consideration as collateral to secure the rights of the Purchaser pursuant to this Section 1.4 in the manner set forth herein and in the Escrow Agreement, (B) the use of the Escrowed Closing Consideration as collateral to secure the rights of the Indemnified Parties under ARTICLE X in the manner set forth herein and in the Escrow Agreement, and (C) the appointment of the Members’ Representative as the representative under the Escrow Agreement of the Members under this Agreement and as the attorney-in-fact and agent for and on behalf of such Member.

1.5 Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in EXHIBIT A hereto.

1.6 Loan. In addition to any other payments or consideration stated herein and notwithstanding anything else herein, within three (3) Business Days of the execution of this Agreement Purchaser will advance to the Company three hundred and fifty thousand dollars ($350,000) and Company will, within three (3) Business Days thereafter, issue Purchaser a promissory note for such amount using the Form of Promissory Note at EXHIBIT B (the “Note”). Notwithstanding anything else herein, in the event Adial closes an acquisition of the Company, including under the transaction contemplated herein, all obligations of Purnovate under the Note will be (i) forgiven by Adial and extinguished with no payment due from Purnovate or (ii) assumed by and/or transferred to Adial.

1.7 Currency. All payments due to Company hereunder will be paid in United States currency.

Article II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

Except as set forth on the Disclosure Schedule, the Company and the Members hereby, jointly and severally, represent and warrant to the Purchaser and for the benefit of the Indemnified Parties, as of the date of this Agreement and as of the Closing Date, as set forth below.

2.1 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and as proposed to be conducted by the Company as of the Closing Date and to perform its obligations under all Material Contracts, and is duly qualified or registered to do business and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction set forth on Section 2.1(a) of the Disclosure Schedule, which jurisdictions constitute as of the date of this Agreement the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Company has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

(b) Except as set forth on Section 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

(c) The Company has provided to the Purchaser true, correct and complete copies of: (i) the Organizational Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, (ii) the stock records of the Company, (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Members of the Company, the board of managers of the Company and all committees of the board of managers of the Company (clauses (i), (ii) and (iii), collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the Members of the Company, the board of managers of the Company or any committee of the board of managers of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. The Company is not in default under or in violation of any provision of its Organizational Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and prudent business practices and are in the actual possession and direct control of the Company.

2.2 Capitalization.

(a) The authorized equity of the Company consists of one class of membership interests (“Units”), of which 2,367,504 Units have been issued and are outstanding as of the date of this Agreement. All of the outstanding membership interests of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. All of the outstanding membership interests of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. None of the issued membership interests of the Company were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.2(a) of the Disclosure Schedule accurately sets forth with respect to each membership interest of the Company outstanding as of the date of this Agreement, the name of the registered holder of membership interests of the Company. The Members are the registered owners of the Purchased Interests and the percentage of the outstanding membership interests of the Company owned of record by each Member is as set forth on Section 2.2(a) of the Disclosure Schedule.

(b) Except as set forth in Section 2.2(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or that relates to, any membership interests or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of its membership interests stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any membership interests or other securities of the Company (clauses (i) through (iv), collectively, “Company Rights”). The Company does not have any outstanding phantom stock, performance-based stock or equity rights or similar stock or equity rights or obligations. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c) Except as set forth on Section 2.2(c) of the Disclosure Schedule, none of the issued and outstanding membership interests of the Company are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.

(d) Except as set forth on Section 2.2(d) of the Disclosure Schedule, the Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any capital stock or other equity interests of the Company.

(e) Except as set forth in Section 2.2(b) of the Disclosure Schedule, none of the outstanding membership interests of the Company are entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constituent Documents or any Contract or any statute to which the Company is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Company’s membership interests. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any outstanding membership interests of the Company; or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

(f) The Company has never repurchased, redeemed or otherwise reacquired any of its membership interests or other securities.

(g) The Company is not now, nor has it ever been, required to file any periodic or other reports, or any registration statement, with any applicable securities regulatory authority, including the United States Securities and Exchange Commission (the “SEC”), pursuant to any securities legislation, regulations or rules or policies promulgated thereunder, including the Securities Act and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

2.3 Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any other Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity. Neither the Company nor any of its Members has ever approved or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests or that otherwise could affect rights or obligations of the holders of the capital stock or other equity interests of the Company.

2.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and any Member Related Agreement to which it is a party, perform its obligations under this Agreement and any Member Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Member Related Agreement to which it is a party.

(b) The execution, delivery and performance of this Agreement and any Member Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Member Related Agreement to which it is a party by the Company have been duly authorized by all necessary corporate action on the part of the Company, and, other than obtaining the Company Member Approval, no other corporate action or proceeding on the part of the Company or its board of managers is necessary to authorize the execution, delivery or performance of this Agreement, any Member Related Agreement to which it is a party or the consummation of the transactions contemplated by this Agreement or any such Member Related Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(c) Neither the execution, delivery or performance by the Company of this Agreement or any of the Member Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Member Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any Company Constituent Document; (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Member Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its assets is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company.

(d) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: (i) in connection with the execution and delivery of this Agreement or any of the Member Related Agreements by the Company or the consummation by the Company of the transactions contemplated by this Agreement or any of the Member Related Agreements; or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Member Related Agreements.

2.5 Company Financial Statements; Books and Records.

(a) Section 2.5(a) of the Disclosure Schedule sets forth true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i) The unaudited consolidated balance sheets and statements of operations, Members’ equity and cash flows of the Company as of October 31, 2020 (the “Unaudited Balance Sheet”) are complete and accurate, but have not been prepared in accordance with GAAP, but have been kept on a cash basis.

(b) The Company attests, each Company Financial Statement: (i) while not prepared in accordance with GAAP, is true, correct and complete in all respects; and (ii) fairly presents the consolidated financial position of the Company as of such dates and the consolidated results of operations, changes in Members’ equity and cash flow of the Company for the periods then ended, subject in the case of unaudited financial statements to (y) normal recurring year-end audit adjustments, none of which would individually or in the aggregate be material, and (z) the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company. No financial statement of any Person (other than the Company) is required by GAAP to be included in the Company Financial Statements.

2.6 No Undisclosed Liabilities; Indebtedness.

(a) Except as set forth in Section 2.10 of the Disclosure Schedule, the Company has no obligations or liabilities (whether or not absolute, accrued, contingent, determined, determinable, unliquidated or otherwise, whether known or unknown, whether due or to become due, whether or not required to be reflected in financial statements in accordance with GAAP and regardless of when or by whom asserted), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such an obligation or liability exceeding in the aggregate $25,000, except for: (i) liabilities that are fully reflected or provided for in the Company Financial Statements; and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet and of a type reflected or provided for in the Unaudited Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing.

(b) The Company has no loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. The Company has no outstanding Indebtedness to, any other Person.

2.7 No Company Material Adverse Effect. Since December 31, 2019, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to result in, a Company Material Adverse Effect, or (b) any event, occurrence, development or state of circumstances or facts that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

2.8 Absence of Certain Changes or Events. Except as set forth on Section 2.8 of the Disclosure Schedule, since December 1, 2020, the Company has not:

(a) issued (i) any notes, bonds or other debt securities, (ii) any capital stock or other equity securities or any securities or rights convertible into or exchangeable or exercisable for any capital stock or other equity securities;

(b) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice, which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(d) declared, accrued, set aside or made any payment or distribution of cash or other property to any of its equity holders or its other Affiliates with respect to such equity holders’ equity securities or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(f) (i) acquired, leased or licensed any right or other asset from any Person; (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice; or (iii) canceled any debts or claims;

(g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Purchaser and its Affiliates and other than disclosures made in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(h) (i) granted any severance or termination pay to (or amended any existing arrangement with) any current or former manager, officer or employee; (ii) increased, or accelerated the payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements; (iii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any manager, officer or employee; (iv) established, adopted or amended (except as required by applicable Laws) any Employee Plan or any collective bargaining, works council, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any employees, officers, consultants or managers of the Company; or (v) increased, or accelerated the payment of, the compensation, bonus or other benefits payable to any employees, officers, consultants or managers of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

(i) suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(j) made capital expenditures or commitments therefor that exceed $25,000 individually or $50,000 in the aggregate;

(k) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 in the aggregate;

(l) made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the employees of the Company in the ordinary course of business consistent with past practice);

(m) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(n) made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes, or surrendered any right to claim a Tax refund, offset or other reduction;

(o) threatened, commenced or settled any Legal Proceeding;

(p) made any investment in or taken any steps to incorporate or form any Subsidiary or to acquire any equity interest or other interest in any other Entity;

(q) amended any of its Organizational Documents or effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(r) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

(s) entered into, amended or terminated any material Contract other than in the ordinary course of business consistent with past practice;

(t) received notice, whether written or oral, from any party to a Company Contract of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(u) entered into any transaction with any of its Affiliates;

(v) entered into any other material transaction (other than the entry into this Agreement and the Member Related Agreements and the agreements and transactions contemplated by this Agreement and the Member Related Agreements), whether or not in the ordinary course of business consistent with past practice, or materially changed any business practice; or

(w) agreed, whether orally or in writing, to do any of the foregoing.

2.9 Taxes.

(a) All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all respects. The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns.

(b) Section 2.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(c) All Taxes, estimated Taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the date of this Agreement.

(d) The Company has accrued on the Company Financial Statements in accordance with GAAP all liabilities for unpaid Taxes through the date of this Agreement.

(e) The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(f) The Company has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, Members, members or other equityholders and third parties and timely remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

(g) The Company has collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body (or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(h) No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no Legal Proceeding, audit, examination or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened. There have been no examinations or audits of any Tax Return of the Company. The Company has provided to the Purchaser true, correct and complete copies of all audit reports, correspondence with Tax authorities and similar documents (to which the Company has access) relating to the Tax Returns of the Company.

(i) All Tax deficiencies asserted by a Governmental Body against the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no indication of a Tax increase or other issue has been raised in any such examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other period not so examined.

(j) There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(k) There are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or, to the Knowledge of the Company, threatened.

(l) The Company has not been a member of an “affiliated group” of companies (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group, the common parent of which was the Company).

(m) The Company has no liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of national, provincial, territorial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(n) The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement.

(o) The Company has not made any payments, is not obligated to make any payments and is not a party to any Contract that would obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of national, provincial, territorial, state, local or foreign Law).

(p) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement; or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(q) The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383, 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of state, local or foreign income Tax law).

(r) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the date of this Agreement as a result of any (i) adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of national, provincial, territorial, state, local or foreign income Tax Law) executed on or prior to the date of this Agreement; (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement; (iv) prepaid amount received on or prior to the date of this Agreement; (v) reserve claimed in respect of a taxation year ending prior to the date of this Agreement; (vi) any election (including a protective election) pursuant to Section 108(i) of the Code; or (vii) change in method of accounting for a Tax period ending on or prior to the Closing Date.

(s) The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing rules and requirements, including any disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of any state, local or foreign Tax Law).

(t) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(u) The Company (i) does not have a permanent establishment, office or other fixed place of business, and (ii) has never filed or had any obligation to file, and does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction other than the United States.

(v) None of the Tax Returns described in Section 2.9(a) contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of national, provincial, territorial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(w) The Company is, and has at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(x) The Company has not at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company, nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

2.10 Real Property.

(a) The Company does not own, and has never owned, any real property, and the Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b) Except as set forth on Section 2.10 of the Disclosure Schedule, does not have, lease or use any Leased Real Property.

2.11 Personal Property.

(a) All items of equipment and other tangible personal property and assets owned by or leased to the Company: (i) are reasonably adequate for the uses to which they are being put; (ii) are structurally sound, free of defects and deficiencies and in good operating condition, maintenance and repair, subject to ordinary wear and tear; (iii) comply in all material respects with, and are being operated and otherwise used in compliance with, all applicable Laws; (iv) were acquired and are usable in the ordinary course of business consistent with past practice; and (v) are adequate for the conduct of the business of the Company in the manner in which such business is being conducted and as proposed to be conducted by the Company as of the Closing Date. All of the tangible personal property and assets of the Company are located at the Leased Real Property.

(b) Except as set forth in Section 2.10 of the Disclosure Schedule, no Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule sets forth all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration was issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. Except as set forth on Section 2.12(a) of the Disclosure Schedule, all issued Company Registrations are valid and enforceable, and all issuance, renewal, maintenance and other payments and fees that are or have become due with respect thereto have been timely paid by or on behalf of the Company. Except as set forth on Section 2.12(a) of the Disclosure Schedule, no application for a patent, copyright or trademark registration or any other type of Company Registrations filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected, and there is no basis for a claim that any Intellectual Property Rights embodied in any Company Registrations is invalid or unenforceable.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Company, threatened, and there is no fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no misrepresentation in such applications.

(c) The Company exclusively owns all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company Intellectual Property constitutes all Intellectual Property Rights pertaining or relating to the Pipeline Technologies that are used in or necessary to the conduct of the Company’s business as now conducted and as contemplated to be conducted by the Company as of the Closing Date, free and clear of any Liens other than Permitted Liens.

(d) The Company has taken all commercially reasonable steps necessary to maintain and protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third-party proprietary or Confidential Information in the possession, custody or control of the Company; or (ii) breach of the Company’s security procedures wherein Confidential Information has been disclosed to a third Person.

(e) No product, product candidate or service marketed or sold (or proposed to be marketed or sold) by the Company or the conduct of the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing Date, infringes, violates or constitutes a misappropriation, or will infringe, violate or constitute a misappropriation, of any Intellectual Property Rights of any third-party. The Company has not received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business, the Company would infringe, violate or misappropriate any Intellectual Property Rights of any other Person; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property.

(f) To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

(g) Section 2.12(g) of the Disclosure Schedule sets forth each license, covenant or other agreement pursuant to which the Company has (x) assigned or transferred to any Person, or (y) licensed or otherwise granted any right to any Person, or covenanted not to assert any right, in each such instance of (x) or (y), with respect to any Company Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person, and, except as set forth on Section 2.12(g) of the Disclosure Schedule, none of the Company Owned Intellectual Property was developed in whole or in part using any governmental funding or using any funding, facilities, or resources of any university or research institution.

(h) Section 2.12(h) of the Disclosure Schedule sets forth (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(i) The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property; or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product, product candidate or service of the Company related thereto.

(j) Each current and former employee of the Company and each current and former independent contractor of or consultant to the Company has executed a valid and binding written agreement, substantially in the form or forms provided to the Purchaser (each, an “Assignment Agreement”), expressly assigning to the Company all right, title and interest in any inventions and works of authorship pertaining to the Pipeline Technologies, whether or not patentable, invented, created, developed, conceived and/or reduced to practice by the employee, independent contractor or consultant for the Company, and all Intellectual Property Rights therein, and has waived all moral rights therein to the extent legally permissible. All Company Owned Intellectual Property was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development; or (ii) agents, consultants, contractors, or other Persons who have executed appropriate Assignment Agreements. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (A) has obtained ownership of and is the exclusive owner of; or (B) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(k) The execution and delivery of this Agreement by the Company and the Members, the consummation by the Company and the Members of the transactions contemplated by this Agreement and the Member Related Agreements and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Member Related Agreements will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property; or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are useful to the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing Date.

(l) To the Knowledge of the Company, no current or former manager, officer, employee, independent contractor, or consultant of the Company (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any other Person by virtue of such manager’s, officer’s, employee’s, independent contractor’s, or consultant’s being employed by, performing services for or serving on the board of managers of the Company; (ii) is using or has used any trade secrets or Confidential Information of any third Person in connection with performing any services for the Company or the development or creation of any Company Intellectual Property without the permission of the Company and such third Person; or (iii) has developed or created any Company Intellectual Property that is subject to any agreement under which such manager, officer, employee, independent contractor, or consultant has assigned or otherwise granted any third party any rights in or to such Company Intellectual Property. To the Knowledge of the Company, no manager, agent, employee, independent contractor, or consultant of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to Company Intellectual Property or affecting the Company’s ability to exploit any Company Intellectual Property.

2.13 Agreements.

(a) Except as set forth on Section 2.13 of the Disclosure Schedule, the Company is not a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) Contract for the employment of, or receipt of services from, any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, managers, managers or Affiliates;

(iii) Contract providing for indemnification of any officer, manager, employee or agent;

(iv) Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing or creating of a Lien on any asset or group of assets of the Company;

(vi) guaranty, pledge, performance or completion bond, surety or similar agreement or arrangement;

(vii) Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x) Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business consistent with past practice;

(xi) (1) assignment, (2) license, or (3) indemnification (other than agreements including indemnification obligations incidental to the subject matter of such agreement), in each of (1) - (3), with respect to any intangible property (including any Intellectual Property Rights);

(xii) Contract relating to the (1) acquisition, (2) transfer, (3) licensing or use, or (4) development, in each of (1) - (4), of any technology or any Intellectual Property Rights, except for licenses to use shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xiii) Contract relating to the purchase or sale of any product, product candidate or other asset by or to, or the performance of any services by or for, any Related Party;

(xiv) Contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xv) sales, distribution, supply or franchise agreement or other agreement involving an agency relationship;

(xvi) advertising, vendor rebate or product purchase or sale discount agreement;

(xvii) Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(xviii) Contract constituting or relating to a Government Contract or Government Bid;

(xix) Contract providing for an “earn out”, “performance guarantee” or other similar contingent payments by or to the Company;

(xx) Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xxi) Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxii) Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for Contracts relating to the use of shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xxiii) outstanding power of attorney empowering any Person to act on behalf of the Company;

(xxiv) any tax-sharing Contracts;

(xxv) Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xxvi) agreement with a term of more than 60 days which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xxvii) Contract regarding voting, transfer, issuance or other arrangements related to the Company’s capital stock or warrants, options or other rights to acquire, or that relates to, the Company’s capital stock; or

(xxviii) Contract that (A) limits the ability of the Company, or any officers or managers, employees, Members, members or other equityholders, agents or Representatives of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time; (B) contains any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties; or (C) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Purchaser or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development.

(b) All of the Contracts, leases, agreements and instruments set forth or required to be set forth on Section 2.13(a) of the Disclosure Schedule (the “Material Contracts”) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms and will be in full force and effect, valid, binding and enforceable on identical terms without penalty in accordance with their terms upon consummation of the transactions contemplated by this Agreement. Except as set forth on Section 2.13(b) of the Disclosure Schedule: (i) the Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which (with or without the passage of time or the giving of notice or both) would, or could reasonably be expected to, (A) result in a default, breach or event of noncompliance by the Company under any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; and (iv) there is no breach or anticipated breach by the other parties to any Material Contract. The consummation of the transactions contemplated by this Agreement and the Member Related Agreements shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Material Contract.

(c) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(d) The Company has not waived any of its rights under any Material Contract;

(e) The Company is not a party to any Contract, agreement or commitment the performance of which could reasonably be expected to have a Company Material Adverse Effect.

(f) There is no term, obligation, understanding or agreement that would modify any term of a written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company is not a party to any Contract that obligates the Company to provide products or services below the Company’s cost of such product or service.

(h) The Company has provided to the Purchaser a true, correct and complete copy of each of the written Material Contracts and a written summary description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

2.14 Litigation.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law (or pending or, to the Knowledge of the Company, threatened against or affecting any of the Members or the officers, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or any right to receive consideration as a result of this Agreement.

(b) The Company is not subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

(c) There is no reasonable basis for any of the foregoing. The Company is fully insured with respect to each of the matters set forth on Section 2.14 of the Disclosure Schedule. The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Member in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement. The Company has provided to the Purchaser true, correct and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding set forth on Section 2.14 of the Disclosure Schedule.

2.15 Environmental Matters.

(a) The Company is, and has for the past three years has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are set forth on Section 2.15(a) of the Disclosure Schedule.

(b) The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or has liability under, any Environmental Law, and to the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s compliance with, or give rise to liability under, any Environmental Law in the future.

(c) The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(d) To the Knowledge of the Company, there has been no Release of Materials of Environmental Concern at any plant, facility, site, area or property at which the Company currently operates or previously operated.

(e) To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee (current or former) or otherwise, that alleges that such current or prior owner or the Company is not in compliance with, or has liability under, any Environmental Law.

(f) To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.

(g) To the Knowledge of the Company, the Company has not imported, received, manufactured, produced, processed, labeled or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

(h) The Company has provided to the Purchaser true, correct and complete copies of all environmental reports, investigations and/or audits relating to facilities at which the Company currently operates or previously operated (whether conducted by or on behalf of the Company or a third party) of which the Company has possession or control.

2.16 Employee Matters.

(a) The Company currently has 4 employees. The Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service. The employment of each of the employees is terminable at will. The Company has provided to the Purchaser true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, releases and other materials relating to the employment of the current and former employees of the Company.

(b) Section 2.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of all employees, consultants and independent contractors used by the Company as of the date of this Agreement, specifying the name of the employee, consultant or independent contractor, type of services provided, salary, fees paid to such consultant or independent contractor during calendar year 2020, work location and address, and accurately reflects any compensation payable to them, their dates of service, their positions or titles and a true, correct and complete description of the Company’s obligations to each such consultant and independent contractor. Each consultant or independent contractor set forth on Section 2.16(b) of the Disclosure Schedule has the requisite Governmental Authorizations required to provide the services such consultant or independent contractor provides the Company, as applicable. The Company has provided to the Purchaser a true, correct and complete copy of each written agreement with each consultant and independent contractor set forth on Section 2.16(b) of the Disclosure Schedule. Each of the consultant and independent contractor relationships with the Persons set forth on Section 2.16(b) of the Disclosure Schedule is terminable without notice and without pay.

(c) To the Knowledge of the Company, each prior employee has, at all times, properly been classified and treated as an employee for all purposes including, but not limited to, the Employee Plans and Tax purposes. Each prior employee has at all times properly been classified as subject to or exempt from overtime requirements. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(d) To the Knowledge of the Company, the Company is, and has at all times been, in compliance with all applicable Laws and in particular, all Labor Laws applicable to its employees. To the Knowledge of the Company, the Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with the Labor Laws and the Company is in compliance with all Laws (including all Labor Laws) and contracts relating to employment, employment practices, wages, hours, equal opportunity, affirmative action, harassment, occupational health and safety, disability, workers compensation, unemployment, insurance, benefits, taxes, bonuses and terms and conditions of employment.

(e) There are no claims pending, or, to the Knowledge of the Company, threatened or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance or under applicable workers compensation legislation. No levies, assessments or penalties have been made against the Company pursuant to Applicable Benefit Laws.

(f) No notice has been received by the Company of any employment related claims commenced by any employee against the Company, including claims that the Company has violated Labor Laws or the common law with respect to an employee’s employment, and, to the Knowledge of the Company, no such claims are threatened.

(g) The Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or any similar matter in connection with the transactions contemplated by this Agreement or otherwise.

(h) To the Knowledge of the Company, each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax purposes. To the Knowledge of the Company, the Company is, and has at all times been, in compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. No independent contractor, consultant or other non-employee service provider of the Company is eligible to participate in any Employee Plan. There are no claims pending or, to the Knowledge of the Company, threatened against the Company, by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury, which are not fully covered by insurance.

(i) All amounts due in relation to employees (whether arising under common law, statute, equity or otherwise) have been paid, including all remuneration, expenses, social insurance, pension contributions, liability to taxation, levies and other amounts (other than amounts owing with respect to the current salary or work period which are not yet due).

(j) Except as set forth on Section 2.16(j) of the Disclosure Schedule, all amounts due in relation to any independent contractors or other non-employee service providers of the Company have been paid.

(k) To the Knowledge of the Company, no Employee, since becoming an employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body. The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by employees or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees has occurred, is in progress or, to the Knowledge of the Company, is threatened. No labor strike, work stoppage, slowdown, picketing, lockout or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened.

(l) The Company is not a federal or state contractor.

(m) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

2.17 Employee Benefit Plans. The Company does not have an Employee Plan.

2.18 Compliance With Laws; Governmental Authorizations.

(a) The Company is, and has at all times been, in compliance with all applicable Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. The Company has never received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law; or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature under any applicable Law. The Company has provided to the Purchaser a true, correct and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or on the ability the Company to comply with or perform any covenant or obligation under any of the Member Related Agreements; or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b) Section 2.18(b) of the Disclosure Schedule sets forth each Governmental Authorization held by the Company, and the Company has provided to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as contemplated to be conducted by the Company as of the Closing Date; and (ii) to permit the Company to own and use its assets in the manner in which it is currently owned and used. The Company is, and at all times since its incorporation has been, in compliance with the terms and requirements of the Governmental Authorizations held by the Company. The Company has not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All of Governmental Authorizations set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule will be available for use by the Company immediately after the Closing. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Company which are subject to periodic renewal, the Company has no reason to believe that such renewals will not be timely granted by the relevant Governmental Body.

(c) (i) The Company has at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (ii) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (iii) the Company has never received, and, to the Knowledge of the Company, no employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be set forth on Section 2.18(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.19 Insurance. Section 2.19 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds maintained by, at the expense of or for the benefit of the Company and its Employees, officers and managers for the current policy year, and the Company has provided to the Purchaser true, correct and complete copies of the insurance policies set forth on Section 2.19 of the Disclosure Schedule. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past three (3) years. Since its inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has provided the Company with notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. Section 2.19 of the Disclosure Schedule sets forth all claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.20 Brokerage and Transaction Bonuses. Except as set forth on Section 2.20 of the Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Member. There are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated by this Agreement and the Member Related Agreements. The Members shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

2.21 Title to and Sufficiency of Assets.

(a) Except as set forth on Section 2.21(a) of the Disclosure Schedule, the Company owns, and has good, valid, transferable and marketable title to, or a valid leasehold interest in (i) all properties and assets used by it, located on its premises, shown on the Unaudited Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet and except for Permitted Liens); (ii) all of its rights under the Material Contracts; and (iii) all other material assets used by the Company or reflected in the books and records of the Company as being owned by the Company.

(b) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date.

2.22 Inventory. All of the inventory of the Company: (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with the Company’s past practice; (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent with the Company’s past practice; (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with the Company’s past practice; and (d) is free of any material defect or deficiency. The inventory levels maintained by the Company are adequate for the conduct of the operations of the Company in the ordinary course of business and consistent with the Company’s past practice.

2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts (and no changes to such information shall have occurred as of the Closing Date).

2.24 Accounts Payable. Section 2.24 of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of the accounts payable of the Company as of the date of this Agreement. All accounts payable were incurred in the ordinary course of business consistent with past practice, are valid payables for products or services purchased by the Company and except as set forth on the Disclosure Schedule are not past due and in no event are any payables more than 90 days past the invoice date.

2.25 Related Party Transactions. Except as set forth on Section 2.25 of the Disclosure Schedule, no Related Party has, or has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is, or has been, indebted to the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than claims or rights to receive compensation for services performed as an employee or as a manager).

2.26 Customers and Suppliers. No Supplier (or former Supplier) during the prior 12 months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Supplier’s Contracts with the Company or to decrease such Supplier’s supply of services or products to the Company. The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier may withdraw, terminate or materially alter, amend or modify its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

2.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA or the UK Bribery Act; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

2.28 Personal Information and Privacy.

(a) The Company is in compliance with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information.

(b) Section 2.28(b) of the Disclosure Schedule sets forth and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by or for the Company at any time (each, a “Company Database”), the types of Personal Information in each such database, the means by which the Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database.

(c) Section 2.28(c) of the Disclosure Schedule sets forth each privacy policy of the Company and any other industry privacy code or privacy procedures to which the Company subscribes or is bound which governs its collection, use and disclosure of Personal Information (each, a “Privacy Policy”) and identifies, with respect to each Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy.

(d) There is no complaint to or audit, proceeding, investigation or claim against, or to the Knowledge of the Company, threatened against, the Company by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Company.

(e) (i) no breach or violation of any Privacy Policy has occurred or, to the Knowledge of the Company, is threatened; and (ii) there has been no unauthorized or illegal uses of or access to any of the data or information in any of the Company Databases.

(f) The Company is in compliance with all of the Privacy Policies and all applicable Laws pertaining to privacy, User Data or Personal Information.

(g) None of (i) the execution, delivery, or performance of this Agreement or the Member Related Agreements (or any of the other ancillary agreements); (ii) the consummation of the transactions contemplated by this Agreement or the Member Related Agreements (or any of the other ancillary agreements); or (iii) to the Knowledge of the Company, the Purchaser’s possession or use of the User Data or any data or information in any of the Company Databases, will result in any breach or violation of any Privacy Policy or any Laws pertaining to privacy, User Data or Personal Information.

2.29 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any other comparable Governmental Body. All such registrations, filings and submissions were in compliance in all material respects with all Laws and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company has delivered to the Purchaser copies of (a) all material reports of inspection observations; (b) all material establishment inspection reports; (c) all material warning letters; and (d) any other material documents received by the Company from the FDA or any other Governmental Body relating to the business of the Company that assert ongoing material lack of compliance with any laws (including regulations promulgated by the FDA and any other Governmental Body) by the Company. The Company has not received any Negative FDA Correspondence.

2.30 Product Candidates.

(a) The Products comprise all Company products or product candidates. Each of the Company’s products and product candidates is being, and at all times has been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, if applicable. The Company has all FDA Registrations and all other such permits, licenses, clearances, registrations, exemptions, patents, franchises, certificates of need and other approvals, consents and other authorizations issued by the appropriate domestic or foreign regional, federal, state, or local regulatory agencies or bodies necessary to conduct the business of the Company as it has been conducted to date. The Company has not received any notice of proceedings relating to the revocation, termination, modification or impairment of rights of any of the FDA Registrations that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Company Material Adverse Effect; the Company has not failed to submit to the FDA any filings necessary to conduct the business of the Company, any such filings that were required to be made were in material compliance with applicable laws when filed, and no material deficiencies have been asserted by the FDA with respect to any such filings or submissions that were made.

(b) The pre-clinical trials conducted by or on behalf of the Company were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, and applicable Laws. The Company has not been notified by the FDA or any other Governmental Body of any restriction on the pre-clinical trials conducted or currently being conducted by or on behalf of the Company. The descriptions of, protocols for, and data and other results of, the pre-clinical trials conducted or currently being conducted by or on behalf of the Company that have been provided to the Purchaser are true, correct and complete.

(c) To the Knowledge of the Company, any third-party that is a supplier, manufacturer, or contractor for the Company is in compliance with all FDA Registrations and the authorizations, approvals, licenses, permits, certificates, or exemptions (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company, of any comparable Governmental Body.

(d) Section 2.31(d) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s products and product candidates, noting, where applicable, (i) the phase of clinical trial or development each product or product candidate is in; and (ii) those products or product candidates where FDA and/or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has provided to the Purchaser true, correct and complete copies of, without limitation, (A) any investigational new drug applications or new drug applications submitted to the FDA or any other Governmental Body by or on behalf of the Company, including any supplements thereto; (B) all final study results and/or reports relating to products or product candidates; (C) all material correspondence to or from the FDA or other Governmental Bodies, including meeting minutes and records of material contacts; (D) all documents in the Company’s possession related to inspections by the FDA or other Governmental Bodies; and (E) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to the products or product candidates.

2.31 OFAC. Neither the Company nor Representative of the Company, nor, to the Knowledge of the Company, any other Person acting for or on behalf of the Company has: (a) been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); or (b) engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (i) any country subject to a comprehensive embargo under the sanctions administered by OFAC; or (ii) any Person subject to sanctions administered by OFAC.

2.32 Purchased Interest Certificate. All of the information contained in the Purchased Interest Certificate will be complete and accurate immediately prior to the Closing.

2.33 Value of the Chemical Library. The Company represents and warrants that the value of its chemical library being acquired by Purchaser has a fair market value based on catalog pricing of reputable chemical retail sellers of at least $5,000,000.

Article III. REPRESENTATIONS AND WARRANTIES OF EACH MEMBER

Except as set forth on the Disclosure Schedule, each Member hereby represents and warrants to the Purchaser, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as set forth below.

3.1 Authority, No Conflict; Required Filings and Consents.

(a) The Member has full power and authority to do and perform all acts and things to be done by him under this Agreement. The Member has all requisite power and authority to enter into this Agreement and any Member Related Agreement to which he is a party, perform his obligations under this Agreement and any Member Related Agreement to which he is a party and to consummate the transactions contemplated by this Agreement and any Member Related Agreement to which he is a party. This Agreement has been duly executed and delivered by the Member and constitutes the legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Member of this Agreement or any of the Member Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Member Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Member under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Member is a party or by which he or any of his properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Member Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Member is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Member or that otherwise relates to the business of the Member or to any of the assets owned, used or controlled by the Member.

3.2 Ownership; Title to Membership Interests.

(a) The Member is the record and beneficial owner of the membership interests of the Company shown as owned by the Member on Section 3.2 of the Disclosure Schedule, and the Member has sole voting and dispositive power over such membership interests in the Company. The Member has, and immediately prior to the Closing, will have, good and valid title to the Purchased Interests to be sold by the Member pursuant to this Agreement, free and clear of all Liens.

(b) Upon (i) receipt by the Members’ Representative of the Closing Cash Consideration, (ii) receipt by the Escrow Agent of the Member’s portion of the Escrowed Closing Consideration, and (iii) transfer of the Purchased Interests owned by the Member to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Purchased Interests, free and clear of all Liens.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Member is a party or by which the Member is bound obligating the Member to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the membership interests or other equity interests of the Company owned by the Member or any security or rights convertible into or exchangeable or exercisable for any such membership interests or other equity interests of the Company. The Member is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the membership interests of the Company or other equity interests of the Company owned by the Member.

3.3 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Member, threatened that relate to such Member’s ownership of any equity interest in the Company, or any option or other right of such Member to the capital stock of the Company, or any right of such Member to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Member, threatened against or affecting the Member in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

3.4 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Member. There are no special bonuses or other similar compensation payable to any employee of the Member in connection with the transactions contemplated by this Agreement and the Member Related Agreements. The Member shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

3.5 Restricted Securities. The Member understands that the shares of Purchaser Common Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein. The Member understands that the shares of Purchaser Common Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Member must hold the shares of Purchaser Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and the Member will be subject to a one year lock up with respect to the Purchaser Common Stock. The Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Common Stock, and on requirements relating to the Purchaser which are outside of the Member’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

3.6 Accredited Investor. The Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 No Bad Actor Disqualification Events. The Member is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

3.8 Investment Experience. The Member represents that he is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and acknowledges that the Member can bear the economic risk of his investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Purchaser Common Stock.

3.9 Foreign Investors. If the Member is not a United States person (as defined by Section 7701(a)(30) of the Code), the Member hereby represents that he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the Purchaser Common Stock or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the purchase of the Purchaser Common Stock; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchaser Common Stock. The Member’s beneficial ownership of the Purchaser Common Stock will not violate any applicable securities or other laws of the Member’s jurisdiction.

3.10 No General Solicitation. Neither the Member, nor any of his officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation; or (b) published any advertisement in connection with the offer and sale of the Purchaser Common Stock.

3.11 Residence. The Member resides in the state or province identified in the address of the Member set forth on the signature page hereto or the Joinder Agreement, as applicable.

3.12 Legends. The Member understands that the Purchaser Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchaser Common Stock represented by the certificate so legended; and (b) customary legends to the effect that the Purchaser Common Stock has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted and (c) a legend regarding the one-year lock up; provided, however, that after the one-year lock up such legends shall be removed by the Purchaser from any certificate or book-entry security entitlement evidencing the Purchaser Common Stock upon delivery by a Member to the Purchaser of a written request to that effect if at the time of such written request a registration statement under the Securities Act is at that time in effect with respect to the legended security and such Member is not an affiliate of the Purchaser.

3.13 Investment Purpose; Disclosure of Information.

(a) The Member has requested, received, reviewed and considered all the information the Member deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Purchaser Common Stock, including, without limitation, the Purchaser SEC Documents. The Member further represents that the Member has had an opportunity to ask questions of and receive answers from the Purchaser regarding the terms and conditions of the offering of the shares of Purchaser Common Stock and the business, prospects and financial condition of the Purchaser necessary to verify the accuracy of any information furnished to the Member or to which the Member had access.

(b) The Member is acquiring the shares of Purchaser Common Stock pursuant to this Agreement for the Member’s own account for investment purposes only and with no present intention of distributing any Purchaser Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Purchaser Common Stock.

Article IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Members, as of the date of this Agreement and as of the Closing Date, as set forth below.

4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

4.2 Authority, No Conflict; Required Filings and Consents.

(a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Purchaser Related Agreement to which it is a party, perform its obligations under this Agreement and any Purchaser Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party. The execution and delivery of this Agreement and any Purchaser Related Agreement to which the Purchaser is a party and the consummation of the transactions contemplated by this Agreement and any Purchaser Related Agreement to which the Purchaser is a party have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate action or proceeding on the part of the Purchaser or its boards of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Purchaser Related Agreement to which the Purchaser is a party or the consummation of the transactions contemplated by this Agreement or any Purchaser Related Agreement to which the Purchaser is a party. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of the Organizational Documents of the Purchaser; (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

(c) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Purchaser: (i) in connection with the execution and delivery of this Agreement or any of the Purchaser Related Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements; or (ii) necessary for the Purchaser to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements.

4.3 SEC Filings; Financial Statements.

(a) Since January 1, 2020, the Purchaser has filed with the SEC all required reports and filings (the “Purchaser SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser is in compliance, in all material respects, with the applicable listing rules of Nasdaq and has not received any written notice from Nasdaq asserting any non-compliance with such rules.

(b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby.

4.4 Purchaser Stock Consideration. The Closing Shares will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

Article V. CERTAIN COVENANTS AND AGREEMENTS

5.1 Due Diligence Access and Investigation. During the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to ARTICLE IX and the Closing Date (the “Pre-Closing Period”), the Company and the Members agree that the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or any Member contained in this Agreement or the Related Member Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company and the Members shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course of business consistent with past practice, and (B) in compliance with all applicable Laws and the requirements of all Material Contracts and Governmental Authorizations held by the Company; (ii) use best efforts to ensure that the Company preserves intact its current business organization, keep available the services of its current officers, managers, employees and consultants and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with the Company; (iii) maintain the books, records and financial statements of the Company in accordance with GAAP and consistent with past practice; (iv) provide all notices, assurances and support required by any Company Contract in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company of any Intellectual Property Rights; and (v) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company.

(b) Without limiting the foregoing, except as expressly contemplated by the terms of this Agreement, during the Pre-Closing Period the Company shall not (without the prior written consent of the Purchaser):

(i) (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, shares or property) in respect of, any of its capital stock or other equity or voting interests; (B) authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities; (C) split, combine or reclassify any of its shares of capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests; (D) purchase, redeem or otherwise acquire any of its capital stock or any other securities of the Company or any Company Rights; or (E) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company;

(ii) amend or permit the adoption of any amendment to the Organizational Documents of the Company, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; provided, however, the Company may convert into a corporation organized under the laws of the State of Delaware and such event shall enter into an appropriate amendment to this Agreement, to be prepared by Purchaser, to reflect such conversion and any necessary definitional changes (e.g., “Interests” to “Shares”, “managers” to “directors”, etc.);

(iii) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company, taken as a whole, during the Pre-Closing Period shall not exceed $50,000 in the aggregate;

(vi) except as set forth on Schedule 2.13, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Section 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Schedule 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement;

(vii) except as set forth on Schedule 2.13, acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, non-exclusively licensed, encumbered or disposed of by the Company in the ordinary course of business consistent with past practice and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $50,000 in the aggregate), or waive or relinquish any claim or right;

(viii) repurchase, repay or prepay any Indebtedness, or incur any Indebtedness in excess of $25,000, or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) grant, create, incur or suffer to exist any Lien on the assets of the Company that did not exist on the date of this Agreement or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business consistent with the Company’s past practice;

(x) make any loans, advances or capital contributions to, or investments in, any other Person;

(xi) increase in any manner the compensation or benefits of, or pay any bonus to, any officer, manager or independent contractor of the Company or hire any employees, except for (A) increases in the ordinary course of business consistent with the Company’s past practice in base compensation for any employee or independent contractor of the Company (other than executive officers or managers of the Company whose annualized compensation is $125,000 or more or whose annual compensation for the 12-month period following the Expiration Date is expected to be $125,000 or more) that were communicated to such employee or independent contractor prior to the date of this Agreement; or (B) as required by Applicable Benefit Laws;

(xii) hire any new Employee at the level of vice president or above or with an annual base salary in excess of $75,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose relationship may not be terminated by the Company on seven days’ notice or less;

(xiii) except as required by GAAP or applicable Laws, make or change any Tax election, change its fiscal year, revalue any of its material assets or adopt or make any changes in financial or Tax accounting methods, principles or practices;

(xiv) enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) unless such Tax Return has been provided to the Purchaser for review within a reasonable period prior to the due date for filing and the Purchaser has consented to such filing;

(xv) commence, settle or compromise any Legal Proceedings;

(xvi) (A) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xvii) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any Member Related Agreement to which it is a party being or becoming untrue in any material respect at any time at or prior to the Closing; (B) result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied; (C) cause the Company to be unable to conduct its business after the Closing in accordance with its past practice and as contemplated to be conducted by the Company as of the Closing after giving effect to the transactions contemplated by this Agreement; or (D) constitute or result in a breach of any of the provisions of this Agreement;

(xviii) use the proceeds of the Note for any purpose other than research and development of the assets being acquired by Purchaser in accordance with past practice.; or

(xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses (i) through (xviii) of this Section 5.2(b).

5.3 Notification. During the Pre-Closing Period, the Company and the Member Representative shall immediately notify the Purchaser in writing of:

(a) the discovery by the Company or any Member of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Members in this Agreement, any Member Related Agreement or any agreements contemplated by this Agreement or the Member Related Agreements;

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Member in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c) any breach of any covenant or obligation of the Company or any Member under this Agreement, any Member Related Agreement or any agreements contemplated by this Agreement or the Member Related Agreements;

(d) any event, condition, fact or circumstance that has made, could reasonably be expected to make, or is likely to make, the timely satisfaction of any condition set forth in this Agreement impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect;

(e) receipt of any Negative FDA Correspondence; and

(f) (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) any Legal Proceeding or claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to the Purchaser pursuant to this Section 5.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Members, or any of the rights of the Purchaser, contained in this Agreement.

5.4 Interim Financials. Prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of the calendar month preceding the Closing and statements of income and changes in financial position of the Company for the calendar month then ended (the “Interim Financial Statements”). The Company shall support the Purchaser in any and all financial reporting as required by governing bodies, including, but not limited to providing historical audited financial statements as further detailed in Section 6.16. The Company covenants that the Interim Financial Statements (a) shall present fairly the financial condition of the Company as of their respective dates and the related results of its operations for the respective calendar month then ended; and (b) shall be prepared on a basis consistent with prior interim periods.

5.5 Related Party Transactions. Other than in respect of the agreements and other obligations described in Section 5.5 of the Disclosure Schedule: (a) the Company shall, at or prior to the Closing, cause to be paid to the Company all amounts owed to the Company by any Member, any holder of a Company Right or any Related Party and (b) at and as of the Closing Date, any debts of the Company owed to any of the Members or any holders of a Company Right or any Related Party shall be canceled.

5.6 Public Announcements. During the Pre-Closing Period, the Company and the Members shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without the Purchaser’s prior written consent; provided, further, that without the prior written consent of the Purchaser, neither the Company nor any Member shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such parties’ advisors who the Company or any Member, as applicable, reasonably determines needs to know such information for the purpose of advising the Company or such Member with respect to the matters set forth herein, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement. During the Pre-Closing Period, in connection with any press release or other public statement or disclosure regarding this Agreement or any of the transactions contemplated by this Agreement to be issued by the Purchaser, the Purchaser shall consult in good faith with the Company with respect to the form and substance of such release or other statement or disclosure and shall consider reasonable changes requested by the Company prior to release of the statement or disclosure.

5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Purchaser or the transactions contemplated by this Agreement or the Purchaser Related Agreements). The Company shall provide to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated by this Agreement;

(b) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

(d) The Company shall, at the Company’s sole cost and expense, give all notices to third parties and use its best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (ii) required to be given or obtained; or (iii) required to prevent a Company Material Adverse Effect, whether prior to, on or following the Closing Date.

5.8 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date.

(c) Cooperation on Tax Matters. The Purchaser, the Company and the Members shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 5.8(c).

(d) Transfer Taxes. Any transfer, documentary, stamp or other similar Taxes or recording fees payable as a result of the purchase and sale of the Purchased Interests and the transfer of the certificates representing the same (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Members (severally but not jointly). The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any such transfer, documentary, stamp or other similar Taxes and recording fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing. For the avoidance of doubt, the sole transfer, documentary, stamp and other Taxes and recording fees within the purview of this Section 5.8(d) are those specifically relating to the transfer of the Purchased Interests and the certificates representing the same, and any other transfer or recording fees arising out of the transactions (such as fees in connection with applications or re-applications for state licenses as a result of a change in control, and in connection with any applications for transfers of Company registrations with the USPTO), are expressly excluded from this Section 5.8(d).

(e) Termination of Tax Allocation, Indemnity or Sharing Agreements. Any Tax allocation, indemnity or sharing agreement between the Company and any other Person shall be terminated as to the Company on or prior to the Closing Date, and after the Closing Date neither the Company nor the Purchaser shall have any liability thereunder.

5.9 Cooperation with Financial Reporting. The Members shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Members’ Representative shall provide all of the financial records and supporting documentation of the Company within ten (10) days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 5.9.

5.10 Release.

(a) In consideration for the Closing Cash Consideration, the Escrowed Closing Consideration, and the Sales Earnout Payments and by executing this Agreement, as of and following the Closing Date, each Member knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company, including its directors, officers or members, or the Purchaser from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Member has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, including without limitation any claim related to Company; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Member Related Agreements, or claims as an employee or otherwise unrelated to a Member’s status as an equity holder of the Company.

(b) Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Member acknowledges that any claims such Member may have against the Company or the Purchaser are fully settled and compromised by this Agreement, and such Member expressly waives all rights under Section 1542 of the California Civil Code or any other similar provision of law insofar as it would otherwise apply to the specific release given in this Section 5.10. Such Member thus acknowledges that he may discover facts in addition to or different from those that he now knows or believes to be true with respect to the subject matter of this release, but that it is his intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. Such Member acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a key element of the Agreement and was relied upon by the Purchaser in entering into the Agreement.

5.11 No Solicitation.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE IX, neither the Company nor any of the Members shall directly or indirectly, and shall not authorize or permit their respective Affiliates and Representatives to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer contemplating or otherwise relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction. Without limiting the generality of the foregoing, the Company and the Members acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Affiliate or Representative of the Company or the Members, as applicable, whether or not such Affiliate or Representative is purporting to act on behalf of the Company or any Member, as applicable, shall be deemed to constitute a breach of this Section 5.11 by the Company.

(b) The Company and the Members shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company and the Members shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Company and the Members shall, and shall cause each of their respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Proposal. The Company shall promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or certify the destruction of all Confidential Information previously furnished to such Person by or on behalf of the Company.

5.12 Member Approval and Waiver of Right of First Refusal. By execution and delivery of this Agreement or a Joinder Agreement, each Member (i) consents, ratifies and approves the transactions contemplated by this Agreement for purposes of Section 10 of the Company’s Operating Agreement, dated April 15, 2019, (the “Company Member Approval”), and (ii) waives the provisions of Section 9 and 10 of the Company’s Operating Agreement with respect to any unreturned capital and the transfer of the Purchased Interests contemplated by this Agreement.

5.13 Member Waiver of Right of Distributions or Additional Units. By execution and delivery of this Agreement or a Joinder Agreement, each Member consents and agrees that they waive any right under any subscription agreement or otherwise to any distribution, “guaranteed distribution”, issuance of Units, or other consideration except the consideration described in Sections 1.2 and 1.3 herein.

5.14 Legal Opinion. In the event the Escrowed Closing Consideration is released to by the Escrow Agent at the end of the Escrow Period and the Closing Shares have not yet been registered for sale under the Securities Act, then the Purchaser shall use its best efforts to provide a legal opinion of counsel that the Closing shares are saleable under Rule 144 for the Securities Act and deliver such legal opinion to the Purchaser’s stock transfer agent to facilitate sale of such shares by the holding Members.

Article VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties of the Company and the Members contained in this Agreement and the Member Related Agreements that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Company and each of the Members contained in this Agreement and the Member Related Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

6.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Company and each of the Members is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

6.3 Company Compliance Certificate. The Company shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company as to compliance with the conditions set forth in Section 6.1, Section 6.2, and Section 6.9 (the “Company Compliance Certificate”).

6.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement or any of the Member Related Agreements shall have been obtained by the Company, or made by or on behalf of the Company (with the Purchaser advancing to the Company any funds required for any payments to be made in connection therewith), and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

6.5 Secretary’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date, signed by the Secretary of the Company, (a) attaching copies of the Organizational Documents, and any amendments thereto, of the Company; (b) attaching a true, correct and complete copy of the membership interest ledger of the Company from the date of its organization through the Closing Date; (c) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the board of managers of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (d) certifying the good standing (or equivalent status in the relevant jurisdiction) of the Company in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company; and (e) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

6.6 Ancillary Agreements and Deliveries. The Company and the Members shall have delivered, or caused to be delivered, to the Purchaser the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(a) the organizational record books and minute books of the Company;

(b) written resignations of the managers and officers of the Company, effective as of the Closing Date;

(c) a certificate (the “Purchased Interest Certificate”), duly executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i) the name and address of record of each Member;

(ii) the number and membership interests of the Company held by each Member immediately prior to the Closing;

(iii) the number of Purchased Interests being sold by each Member pursuant to this Agreement; and

(iv) each Member’s Consideration Percentage.

(d) a certificate in such form as may be reasonably requested by counsel to the Purchaser that complies with Treasury Regulation Section 1.1445-2(c)(3), accompanied by any appropriate notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h);

(e) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement has been obtained or made and is in full force and effect;

(f) true, correct and complete copies, certified by the Chief Executive Officer and the Chief Financial Officer of the Company, of the Company Financial Statements and any Quarterly Financial Statements required to be delivered pursuant to Section 5.4;

(g) written evidence, reasonably satisfactory to the Purchaser, that the Company shall have complied with the covenants and agreements set forth in Section 5.5;

(h) (i) a true, correct and complete copy of resolutions adopted by the board of managers of the Company providing for the termination of each of the Company Rights in order to give effect to the transactions contemplated by this Agreement, and (ii) evidence satisfactory to the Purchaser to ensure that no holder of Company Rights has any right to acquire membership interests in the Company and that all liabilities of the Company under the Company Rights are fully extinguished at no cost, and with no liability, to the Company;

(i) an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Member that is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(j) a “bad actor” questionnaire relating to Rule 506(d) of the Securities Act, in form reasonably satisfactory to the Purchaser, executed by each Member that is an officer, manager or promoter of the Company or a beneficial owner of 20% or more of the membership interests the Company;

(k) a purchaser representative questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Member that is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(l) Joinder Agreements executed by each Member of the Company selling the Purchased Interests to the Purchaser pursuant to this Agreement that is not a party to this Agreement as a Member as of the date hereof; and

(m) all other documents required to be entered into by the Company and the Members pursuant to this Agreement or reasonably requested by the Purchaser to convey the Purchased Interests to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement or any Member Related Agreement.

6.7 Release of Liens. The Company shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Liens (other than Permitted Liens) affecting any of the assets of the Company have been released.

6.8 Certain Covenants and Agreements. The Company shall have delivered, or caused to be delivered, to the Purchaser evidence, reasonably satisfactory to the Purchaser, that the Company shall have complied with the covenants and agreements set forth in Section 5.4.

6.9 No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if the transactions contemplated by this Agreement are consummated.

6.11 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body or any other Person against the Purchaser, a Member or the Company (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement; (b) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company; (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any damages in excess of $25,000; (d) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Purchased Interests; or (e) which otherwise could reasonably be expected to have a Company Material Adverse Effect.

6.12 No Indebtedness. Other than as disclosed on Section 2.6(b) of the Disclosure Schedule, the Company shall have no outstanding Indebtedness.

6.13 No Negative FDA Correspondence. The Company shall not have received any Negative FDA Correspondence.

6.14 Company Financial Statements The Company and the Members hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to permit the Purchaser to prepare and file, in compliance with SEC reporting requirements (Rule 3-05 Regulation S-X of the Exchange Act), a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement. In addition, the Company and the Members hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to provide the information necessary for the Purchaser’s preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X of the Exchange Act.

6.15 Minimum Purchased Interests. The aggregate number of Purchased Interests shall constitute all of the total number of Fully Diluted Interests Outstanding as of immediately prior to the Closing.

6.16 Lock-Up Agreements. The Company and each Member shall have delivered to the Purchaser a Lock-Up Agreement, in form and substance acceptable to Purchaser, providing for a lock up until the expiration of the respective Member’s applicable escrow period set forth in Section 1.4 (a)(i)-(iii) above restricting the Member’s sale, transfer and assignment of the Closing Shares received hereunder (the “Lock-Up Agreements”), executed by the Company and each such Member, and the Lock-Up Agreements shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

6.17 Nasdaq Matters. The Purchaser shall have filed an additional listing application with The Nasdaq Stock Market LLC (“Nasdaq”).

6.18 Due Diligence Review. The Purchaser shall have completed the due diligence review of the business, results of operations, condition (financial and otherwise), prospects, assets and liabilities of the Company and its business and the results of such due diligence shall be satisfactory to the Purchaser in its sole and absolute discretion.

6.19 Employment Agreement with Dr. Robert Thompson. Dr. Robert Thompson shall have executed an employment agreement with Purchaser upon terms satisfactory to Purchaser, including a one- year non-competition provision.

6.20 Company Member Approval. The Company Member Approval shall have been obtained.

6.21 Opinion of Financial Advisor. Purchaser shall have received an opinion from its financial advisor (“Purchaser’s Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be paid by the Purchaser to the Company pursuant to this Agreement is fair, from a financial point of view, to the stockholders of the Purchaser. In addition, Purchaser’s Financial Advisor shall not have withdrawn such fairness opinion or otherwise advised the Purchaser that it no longer considered the conclusions reached in its opinion to be valid or transactions contemplated hereby to be fair to the Purchaser.

6.22 Opinion of Legal Counsel. Purchaser shall have received an opinion from legal counsel to Purnovate, in form and substance acceptable to Purchaser, regarding the matters set forth on Schedule 6.22 hereto.

Article VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE MEMBERS

The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Members’ Representative), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

7.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

7.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Company, a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Purchaser as to compliance with the conditions set forth in Section 7.1 and Section 7.2.

7.4 Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Members’ Representative, all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if the transactions contemplated by this Agreement are consummated.

7.6 Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained.

7.7 Nasdaq Matters. The Purchaser shall have filed an additional listing application with Nasdaq.

7.8 No Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect.

Article VIII. CLOSING

8.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Members’ Representative, the Closing shall take place at the offices of Gracin & Marlow, LLP, at 9:00 A.M. (Eastern Time) on the 2nd Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI and ARTICLE VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

8.2 Member and Company Closing Deliveries. At the Closing, the Members and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 6.6, each of which shall be in full force and effect.

8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Members’ Representative the deliverables, agreements and documents required by Section 7.4, each of which shall be in full force and effect.

Article IX. TERMINATION

9.1 Termination Events.

(a) This Agreement may be terminated prior to the Closing:

(i) by mutual written consent of the Purchaser and the Members’ Representative;

(ii) by written notice from the Purchaser to the Members’ Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Members, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 6.1 or Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Purchaser to the Members’ Representative, and (B) the Expiration Date;

(iii) by written notice from the Members’ Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 7.1 or Section 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Members’ Representative to the Purchaser; and (B) the Expiration Date; or

(iv) by five (5) days’ prior written notice by the Members’ Representative to the Purchaser or the Purchaser to the Members’ Representative, as the case may be, in the event the Closing has not occurred on or prior to January 31, 2021 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

(b) In the event of termination of this Agreement pursuant to this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, managers, stockholders, members or other equity holders, except for obligations under Section 5.6 (Public Announcements), Section 12.2 (Fees and Expenses), Section 12.3 (Waiver; Amendment), Section 12.4 (Entire Agreement), Section 12.5 (Execution of Agreement; Counterparts; Electronic Signatures), Section 12.6 (Governing Law; Exclusive Jurisdiction), Section 12.7 (WAIVER OF JURY TRIAL), Section 12.8 (Assignment and Successors), Section 12.10 (Notices), Section 12.11 (Construction; Usage), Section 12.12 (Enforcement of Agreement), Section 12.13 (Severability), Section 12.16 (Schedules and Exhibits) and this Section 9.1, and the definitions used in each of the foregoing sections, including those set forth in EXHIBIT A hereto, all of which shall survive such termination and the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement.

Article X. INDEMNIFICATION

10.1 Indemnification Obligations of the Members.

(a) The Members (collectively, the “Indemnifying Parties”), shall, jointly and severally, indemnify the Purchaser (including the Company after the Closing), the officers and directors of the Purchaser, and their respective successors and assigns (other than Persons who were officers, directors, managers, employees, agents, partners, Representatives, successors and assigns of the Company immediately prior to the Closing) (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i) any inaccuracy in or breach of any representation or warranty of the Company or the Members set forth in ARTICLE II or any of the Schedules or Exhibits attached to this Agreement, the Company Compliance Certificate or any other Member Related Agreement, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date (without giving effect to any materiality, Company Material Adverse Effect or other similar qualification contained in such representation or warranty);

(ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by the Company in this Agreement or any of the Schedules or Exhibits attached to this Agreement;

(iii) (A) any provision of any Environmental Law and arising out of, or relating to, (x) any act or omission of the Company or any of or its employees, agents or representatives on or prior to the Closing Date, or (y) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company) arising from any Release of any Materials of Environmental Concern or off-site shipment of any Materials of Environmental Concern at or from such real property, plant, facility, site, area or property; or (B) mold or any other environmental matter or condition arising on or prior to the Closing Date;

(iv) any fraud or intentional misrepresentation of the Company with respect to any representation, warranty or covenant of the Company contained in this Agreement, the Company Compliance Certificate or any other Member Related Agreement;

(v) any inaccuracy in or breach of any representation or warranty set forth in the Purchased Interest Certificate;

(vi) any liability or obligation of the Company for (i) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (ii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Exhibits or Schedules attached to this Agreement, the Company Financial Statements or otherwise;

(vii) any Legal Proceeding brought by one or more Members of the Company (individually or derivatively on behalf of the Company) against the Company, any managers or officers of the Company or the Purchaser pertaining to the transactions contemplated by this Agreement or to claims arising out of factual circumstances that existed prior to the Closing; or

(viii) any Legal Proceedings directly or indirectly relating to any breach, alleged breach, liability or other matter of the type referred to in clauses (i) through (vii) above (including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 10.1).

(b) Each Member shall, severally and not jointly, indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any Losses which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i) any inaccuracy in or breach of any representation or warranty of such Member set forth in ARTICLE III, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date; and

(ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by such Member in this Agreement or any of the Schedules or Exhibits attached to this Agreement, or in any Member Related Agreement to which such Member is a party.

(c) In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company or the Members or other matter referred to in Section 10.1(a) or Section 10.1(b), then (without limiting any of the rights of the Purchaser as an Indemnified Party) the Purchaser shall also be deemed, by virtue of their ownership of the Purchased Interests, to have suffered, incurred or otherwise become subject to Losses as a result of and in connection with such inaccuracy, breach, alleged breach or other matter.

(d) The current or former Members of the Company shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any liability to which such current or former Members of the Company may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

10.2 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this ARTICLE X, such Indemnified Party shall provide written notice thereof to the Members’ Representative; provided, however, that the failure to so notify the Members’ Representative shall relieve the Indemnifying Party from liability under this ARTICLE X with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Members’ Representative materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice from the Members’ Representative delivered to the Indemnified Party within ten (10) Business Days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that (i) affects any Intellectual Property Rights that the Company owns or has a right to use in the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date, (ii) is asserted directly by or on behalf of any Person that is a supplier or a customer of the Company, the Indemnified Party or their Affiliates, (iii) seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates, (iv) involves a finding of any violation of Law or other wrongdoing by the Indemnified Party, the Company or their Affiliates, (v) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (vi) does not seek only monetary damages and, in the case of this clause (vi), the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or materially injure the reputation or future business prospects of the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 10.2(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) Business Day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (A) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (B) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

(b) In any Third-Party Claim for which indemnification is being sought under this ARTICLE X, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Members’ Representative or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X without the prior written consent of the Members’ Representative (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 10.2(a) or fails to reimburse the Indemnified Party within 30 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 10.2(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further actual or potential monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d) In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Members’ Representative (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Members’ Representative shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.2(d), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.3. In the event the Members’ Representative does not notify the Indemnified Party within ten (10) Business Days following its receipt of such Notice of Claim that the Members’ Representative disputes the Indemnifying Parties’ liability to the Indemnified Party under this ARTICLE X or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X. In the event the Members’ Representative has timely disputed its liability with respect to such Direct Claim as provided in this Section 10.2(d), as promptly as reasonably practicable, such Indemnified Party and the Members’ Representative shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 10.5 an amount equal to such Direct Claim as determined pursuant to this Section 10.2(d).

10.3 Survival Period. The representations, warranties and covenants made by the Company and the Members in this Agreement and the Purchased Interest Certificate shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twelve (12) months following the Closing Date; provided, however, that (a) each of the Fundamental Representations shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; (b) each of the representations and warranties contained in Section 2.12 (Intellectual Property) and Section 2.15 (Environmental Matters), shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than 60 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; and (c) each of the representations and warranties contained in Section 2.9 (Taxes) shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than the later to occur of: (i) the 180th day following the end of the period, if any, during which an assessment, reassessment or other form of document assessing liability for Taxes in respect of any taxation year to which these representations and warranties extend could be issued to the Company, and (ii) 60 days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this ARTICLE X, the Members’ Representative shall have been properly notified of a claim for indemnity under this ARTICLE X and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this ARTICLE X until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Purchaser shall continue in accordance with their respective terms. Subject at all times to the limitations set forth in this ARTICLE X, the covenants and agreements of the parties pursuant to this ARTICLE X shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations.

10.4 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this ARTICLE X shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by any Person.

10.5 Offset Against Closing Shares and Future Product Payments. Notwithstanding anything in this Agreement to the contrary, in the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this ARTICLE X, such Indemnified Party shall be entitled to recover such Losses by offsetting such Losses against the Escrowed Closing Consideration up until it is released pursuant to Section 1.7(c) and the Escrow Agreement or until the Escrowed Closing Consideration is wholly exhausted and, thereafter, any remaining portion of such Losses shall be satisfied by the Indemnifying Party solely by offsetting such Losses against any Future Product Payments that have yet to be paid and are otherwise payable by the Purchaser or the Company to the Indemnifying Party. In no event shall the aggregate amount of the indemnification obligation of the Indemnifying Parties pursuant to this ARTICLE X exceed the sum of the Escrowed Closing Consideration and the Future Product Payments.

10.6 Set-Off. Unless otherwise stated herein, the Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to any Member under this Agreement or any Member Related Agreement.

10.7 Characterization of Indemnification Payments. The Purchaser and the Members agree to treat any payment made under this ARTICLE X as an adjustment to the Escrowed Closing Consideration.

Article XI. MEMBERS’ REPRESENTATIVE

11.1 Members’ Representative.

(a) Each of the Members, by such Member’s execution of this Agreement or a Joinder Agreement, hereby irrevocably appoints the Members’ Representative as agent and attorney in fact for the Company and such Member, and authorizes the Members’ Representative (i) to take all action necessary to consummate the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, to vote Units to effect the conversion of the Company to a corporation if the Members’ Representative determines such action is advisable (in the Members’ Representative’s sole discretion), or the defense and/or settlement of any claims for which such Member may be required to indemnify the Purchaser or any other Indemnified Party pursuant to ARTICLE X, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement or the Member Related Agreements, (iii) to authorize delivery to the Purchaser of the Escrowed Closing Consideration or the Future Product Payments to the extent necessary for the Purchaser to exercise its rights under Section 1.7 or ARTICLE X, (iv) to make decisions on behalf of the Company and such Member and take any and all additional action as is contemplated to be taken by or on behalf of such Member by the terms of this Agreement or the Escrow Agreement, including, without limitation regarding (A) indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, (B) amendments to this Agreement, the Escrow Agreement or the Member Related Agreements, and (C) the Future Product Payments.

(b) All decisions and actions by the Members’ Representative, including without limitation (i) any agreement between the Members’ Representative and the Purchaser relating to the defense or settlement of any claims for which the Members may be required to indemnify the Purchaser pursuant to ARTICLE X, and (ii) any agreement between the Members’ Representative and the Purchaser relating to the Escrow Agreement or the determination of the Specified Indebtedness Amount under Section 1.7 or any other matter relating to ARTICLE I or the Future Product Payments, shall be binding upon all of the Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Members’ Representative shall not have any liability to any of the parties to this Agreement or to the Members for any act done or omitted pursuant to this Agreement as the Members’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Members shall severally indemnify the Members’ Representative and hold the Members’ Representative harmless against any loss, liability or expense incurred without fraud or bad faith on the part of the Members’ Representative and arising out of or in connection with the acceptance or administration of the Members’ Representative’s duties under this Agreement.

(d) The Members’ Representative shall have full power and authority on behalf of each Member to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Members under this Agreement, the Escrow Agreement and the Member Related Agreements.

(e) Each of the Members, by such Member’s execution of this Agreement or a Joinder Agreement, agrees, in addition to the foregoing, that:

(i) the Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Members’ Representative as to (A) the settlement of any claims for indemnification by the Purchaser pursuant to ARTICLE X, (B) actions taken in respect of indemnification claims, Direct Claims, Third-Party Claims, Notices of Claims, the Specified Indebtedness Amount, and the Future Product Payments, and (C) any other actions required or permitted to be taken by the Members’ Representative under this Agreement, the Escrow Agreement and any Member Related Agreement, and no Member shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Members’ Representative;

(ii) all actions, decisions and instructions of the Members’ Representative shall be conclusive and binding upon the Company and all of the Members and no Member shall have any cause of action against the Members’ Representative for any action taken, decision made or instruction given by the Members’ Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Members’ Representative in connection with the matters described in this ARTICLE XI; and

(iii) the provisions of this ARTICLE XI are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Member may have in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Member Related Agreements.

(f) The provisions of this ARTICLE XI shall be binding upon the executors, heirs, legal Representatives, personal Representatives, successor trustees and successors of each Stockholder, and any reference in this Agreement or the Escrow Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders under this Agreement, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(g) The Members’ Representative will initially be Robert D. Thompson, but may be changed at any time by a vote of Members’ representing greater than 50% of the Purchased Interests.

Article XII. MISCELLANEOUS PROVISIONS

12.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

12.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

12.3 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Purchaser, the Company and the Members’ Representative. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Members’ Representative.

12.4 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof; provided, however, that the confidentiality agreement between the Purchaser and the Company (the “Confidentiality Agreement”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing Date, or (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

12.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b) This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

12.6 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

(b) Each of the parties hereto agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought solely in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in such court, and each further waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.10. Nothing in this Section 12.6, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8 Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement, including, without limitation, upon any acquiror of any Company Owned Intellectual Property. Any Member Entity may dissolve after execution of this Agreement and assign its rights and obligations under this Agreement to its partners, members or Members; provided, however, that no such dissolution shall be permitted unless each proposed assignee (i) executes and delivers a Joinder Agreement and becomes a party to this Agreement, and (ii) executes and delivers all documents required by the Members under this Agreement, including the Members’ Agreement and any Member Related Agreements.

12.9 Parties in Interest. Except for the provisions of ARTICLE X, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of ARTICLE X.

12.10 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company (before the Closing):

Purnovate, LLC

1180 Seminole Tr., Suite 495

Charlottesville, VA 22901

Attention: Robert D. Thompson, CEO

Email: robert.thompson@purnovate.com

with a mandatory copy to (which copy shall not constitute notice):

Skeen Law

258 E High St.

Charlottesville, VA 22902

Attn: James Skeen

Email: jskeen@skeenlaw.com

If to the Members’ Representative (on its own behalf and for the benefit of the Members):

Robert D. Thompson, CEO

c/o Purnovate, LLC

1180 Seminole Tr., Suite 495

Charlottesville, VA 22901

Email: Robert@Thompson78.com

If to the Purchaser:

Adial Pharmaceuticals, Inc.

1180 Seminole Trail, Suite 495

Charlottesville, VA

Attention: William Stilley

Email: wstilley@adialpharma.com

with a mandatory copy to (which copy shall not constitute notice):

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Flr.

New York, New York 10174

Attention: Leslie Marlow, Esq.

Email: Lmarlow@gracinmarlow.com

12.11 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” means including without limiting the generality of any description preceding such term;

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix) reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

(e) Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

12.12 Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Purchaser, the Company, the Members’ Representative and the Members may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser, the Company, the Members’ Representative or the Members may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser, the Company, the Members’ Representative and the Members may be entitled, at law or in equity, each of the Purchaser, the Company and, on its own behalf and on behalf of the Members, the Members’ Representative, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15 Disclosure Schedule. Except as set forth in the Disclosure Schedule, nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement except to the extent the Section thereof identifies the exception and describes the facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement except to the extent the disclosure is clear in its disclosure or cross-referenced in such other applicable Section.

12.16 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Joseph Truluck
	Name:	Joseph Truluck
	Title:	Chief Financial Officer

THE COMPANY:

PURNOVATE, LLC

By:	/s/ Robert D. Thompson
	Name:	Robert D. Thompson
	Title:	CEO

MEMBERS’ REPRESENTATIVE:

By:	/s/ Robert D. Thompson
	Name:	Robert D. Thompson
	Title:	Members’ Representative

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Anthony Beauglehole
Name:	Anthony Beauglehole

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Cameron Black
Name:	Cameron Black

For entities:

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Matthew Blumberg
Name:	Matthew Blumberg

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Eric M. Carlson
Name:	Eric M. Carlson

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ David A. Caro
Name:	David A. Caro

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Kenneth Crowther
Name:	Kenneth Crowther

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Paul Cusenza
Name:	Paul Cusenza

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Charles Dangler
Name:	Charles Dangler

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Todd Davis
Name:	Todd Davis

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Robert Figler
Name:	Robert Figler

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Du Ann A. Frederick
Name:	Harley G. Frederick & Du Ann A. Frederick

Address for notices:

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Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Harley G. Frederick
Name:	Harley G. Frederick & Du Ann A. Frederick

Address for notices:

####

Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Gregory Gartland
Name:	Gregory Gartland

Address for notices:

####

Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ David Glover
Name:	David Glover

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Paul Henderson
Name:	Paul Henderson

Address for notices:

####

Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For entities:

Entity Name: Kantor Family Investments Inc.

Signature:	/s/ Brian Kantor
By:	Brian Kantor
Title:	President

Address for notices:

####

Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Kevin Kennedy
Name:	Kevin Kennedy

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Joel Linden
Name:	Joel Linden

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Melissa Marshell
Name:	Melissa Marshell

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ John Montgomery
Name:	Joel Montgomery

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For entities:

Entity Name: Bambam Holdings LLC

Signature:	/s/ Ben A. Moore
By:	Ben Moore
Title:	Member

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ JP O’Sullivan
Name:	JP O’Sullivan

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Marci Poulsen
Name:	J. Mikel Poulsen and Marci Paulson

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ J. Mikel Poulsen
Name:	J. Mikel Poulsen

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Allyson A. Rasmussen
Name:	Allyson A. Rasmussen

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ James Record
Name:	James Record

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Larry Rodman
Name:	Larry Rodman

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For entities:

Entity Name: Rountop LP LLC

Signature:	/s/ James W. Newman Jr.
By:	James W. Newman, Jr.
Title:	General Partner

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Ann M. Sargent
Name:	Jerald Sargent & Ann M. Sargent

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Jerald Sargent
Name:	Jerald Sargent & Ann M. Sargent

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Michael Schill
Name:	Michael Schill

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Peter A. Schnall
Name:	Peter A. Schnall

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Suseela Srinivasan
Name:	Suseela Srinivasan

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Ann T. Stilley
Name:	William B. Stilley & Anne T. Stilley

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ William B. Stilley
Name:	William B. Stilley & Anne T. Stilley

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Richard C. Stock
Name:	Richard C. Stock

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Cheryl Thompson
Name:	Robert D. Thompson & Cheryl M. Thompson

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Robert D. Thompson
Name:	Robert D. Thompson & Cheryl M. Thompson

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Susan T. Victor
Name:	Susan T. Victor

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Schuyler Vinzant
Name:	Schuyler Vinzant

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For entities:

Entity Name: Virga Ventures LLC

Signature:	/s/ James W. Newman Jr.
By:	James W. Newman, Jr.
Title:	Sole Member

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Guoquan Wang
Name:	Guoquan Wang

Address for notices:

####

Tax ID Number:

####

[Signature Page to the Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed, as of the date first above written.

MEMBER:

For individuals:

Signature:	/s/ Ed Williams
Name:	Ed Williams

Address for notices:

####

Tax ID Number:

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[Signature Page to the Equity Purchase Agreement]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

“Acceptance of NDA Submission” means acceptance by the Regulatory Authority of a NDA Submission.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any acquisition or purchase of all or any portion of the capital stock of the Company;

(c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or any portion of the business or assets of the Company; or

(d) any liquidation, dissolution or winding up of the Company.

“Adenosine Patent” means any patent covering a modulator of one or more of the adenosine receptors as the primary action (e.g., agonists, antagonists, allosteric enhancers, etc.).

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” means the Stock Purchase Agreement of which this EXHIBIT A is a part, as amended or restated from time to time.

“Applicable Benefit Laws” means all Laws, including those of a jurisdiction outside of the United States, applicable to any Employee Plan.

“Asia” means China, Vietnam, Japan, Taiwan, Hong Kong, India and Macau.

“Business Day” means a weekday on which banks are open for general banking business in New York, New York.

“Closing” means the consummation of the purchase and sale of the Purchased Interests as set forth in Section 8.1 of the Agreement.

“Closing Cash Consideration” means an amount in cash equal to Three Hundred Fifty Thousand Dollars ($350,000).

“Closing Shares” means Seven Hundred Thousand (700,000) shares of Purchaser Common Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Company by any other third-party.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement prior to the Termination Date, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that derive from Pipeline Technologies and are owned or purported to be owned by the Company, in whole or in part.

“Company Registrations” means Patent Rights, registered trademarks and service marks, registered copyrights and designs, domain name registrations and applications (including intent to use applications) for each of the foregoing that are registered or filed or recorded with any Person in the name of or licensed by the Company, alone or jointly with others.

“Compound” means any compound, including any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, or complex of any of the foregoing, that is Controlled by Purchaser or its Affiliates at any time during the three (3) years following the Closing (i) the use, manufacture, commercialization or importation of which would covered by a claim in a Purnovate Patent, Thompson Patent; or Adenosine Patent; or (ii) that was invented, developed, or manufactured using Company Owned Intellectual Property; or (iii) that is an Improvement of what is covered in the forgoing (i) or (ii).

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Member of any covenant or obligation set forth in the Agreement.

“Consideration Percentage” means the quotient obtained by dividing (i) the number of membership interests in the Company to be sold to the Purchaser by the Member (as calculated pursuant to Section 1.2) by (ii) the Purchased Interests.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliates owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the another party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right. “Controlled” has a correlative meaning.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Members on the date of the Agreement. The representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement are subject to the qualifications and exceptions set forth in the Disclosure Schedule.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee” means each of the employees of the Company.

“Employee Plan” means any employee benefit plan including: (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any national, provincial, territorial, federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FDA Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the FDA (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“First Commercial Sale” means, with respect to a Product and country, the first sale to a third party of such Product in such country. Any distribution of samples of Product, any sale or other distribution of Product for use in a clinical trial or for compassionate use in which no monetary consideration is paid to Purchaser, will not constitute a First Commercial Sale.

“Fully Diluted Interests Outstanding” means the aggregate number of membership interests of the Company outstanding, plus the aggregate number of membership interests of the Company issuable upon the exercise or conversion of or otherwise pursuant to any and all options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, membership interests of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional membership interests of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, membership interests of the Company, in each case other than pursuant to this Agreement.

“Fundamental Representations” means each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.4 (Authority; No Conflict; Required Filings and Consents), Section 2.20 (Brokerage and Transaction Bonuses), Section 2.25 (Related Party Transactions), Section 3.1 (Authority, No Conflict; Required Filings and Consents), Section 3.2 (Ownership; Title to Membership Interests) and Section 3.4 (Brokerage and Transaction Bonuses) and the representations and warranties contained in the Purchased Interest Certificate.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Improvement” means an invention conceived or discovery made by or under the direction of Purchaser or its successors, assigns or licencees that (i) if a composition of matter, it is encompassed by a pending or issued composition of matter claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent; or (ii) if a process, machine, or manufacture, it is encompassed by a pending or issued process, machine, or manufacture claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent or was invented, developed, or manufactured using Company Owned Intellectual Property.

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as a lessee, (e) all obligations of others secured by a Lien on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations for borrowed money, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder, and (o) amounts due to the Purchaser or its subsidiaries and other. For purposes of the Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a) through (o) above owed by the Company to any of its Affiliates, including any of the Members.

“Indication” means a separate and distinct disease, disorder or medical condition, in humans, that a Product is intended to treat, prevent and/or ameliorate.

“Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, procedures, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, and test data (including pharmacological, biological, chemical, biochemical, toxicological, analytical, quality control, stability, and clinical test data).

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

a) such individual is actually aware of such fact or other matter after due inquiry and investigation of the matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Robert D. Thompson has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are now or hereafter: (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (b) a danger to health, or (c) the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Member Entity” means any Member that is not a natural person.

“Member Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Company or a Member in connection with the transactions contemplated the Agreement, including without limitation the certificates, agreements, documents and other instruments set forth in Section 6.6 of the Agreement.

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“Negative FDA Correspondence” means any oral or written communication from FDA that it has not approved a protocol submitted for any proposed clinical trial of any Company product or that any product will not in the future entertain further submissions in support of approval of such product.

“Net Sales” shall mean the amounts (or other consideration) received by Adial and its affiliates and its and their licensees and sublicensees from third parties from the manufacture or use of Products, or the sale or importation of Products, less:

(a) credits or allowances actually granted for damaged Product(s), returns or rejections of Product(s), price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) commissions allowed or paid to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by the Company or its Affiliates;

(e) transportation costs, including insurance, for outbound freight related to delivery of a Product to the extent included in the gross amount invoiced; and

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Product(s) or non-exclusive licensed Product to the extent included in the gross amount invoiced.

Net Sales shall not include sales at the Purchaser’s actual cost to Affiliates or to contractors or licensees engaged by or partnered with the Purchaser to develop, promote, co-promote, market, sell or otherwise distribute a Product, Products provided for research, development, compassionate use purposes, bona fide charitable purposes or indigent patient programs, at or below documented actual cost, or Products provided by Purchaser to a licensee or Affiliate provided that Net Sales by such licensee, contractor or Affiliate (substituting such entity for Purchaser in the definition of Net Sales) are subject to milestone and Sales Earnout Payments to the Company and therefor part of Net Sales hereunder.

For Net Sales of a Product sold or supplied as a “Combination” where “Combination” means a pharmaceutical product containing, in addition to the Product, one or more active pharmaceutical(s) in addition to the Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Product sold separately in that country and B is the total average unit selling price of the other active pharmaceutical(s), when sold separately in that country. If neither the Product nor the other active pharmaceutical(s) of the Combination are sold separately, then the parties shall negotiate in good faith the value of the other active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Product contained in the Combination. In the event the Parties cannot agree, the matter will be submitted to binding arbitration under JAMS in Washington, DC.

Monetary conversion from the currency of a country outside the U.S. in which Product is sold into U.S. dollars shall be calculated at the rates of exchange used by the Purchaser in producing its quarterly and annual reports to its stockholders, as confirmed by the Purchaser’s independent registered public accountants.

“NLRB” means the United States National Labor Relations Board.

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of the Agreement).

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under ERISA or the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Personal Information” means any “personal information” (as defined in the Privacy Laws) about an identifiable individual in the possession, custody or control of the Company.

“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the United States.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of patients that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Approval of such drug, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States..

“Pipeline Technologies” means, collectively, the Products and the Compounds, including, but not limited to, PNV5024, and the Purnovate Know-How.

“Privacy Laws” means any national, provincial, territorial, state, local or foreign Law now in force or that may in the future come into force governing individual privacy and/or access to Personal Information, or the collection, use, disclosure, access and management of Personal Information, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Financial Services Modernization Act of 1999, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act and state consumer protection Laws.

“Product” means a pharmaceutical product that contains a Compound, whether as a single active pharmaceutical ingredient or combined with other active pharmaceutical ingredients, in any dosage or formulation.

“Purchaser Common Stock” means the shares of common stock, par value $0.001 per share, of the Purchaser.

“Purchaser Fiscal Quarter” means any of the three (3) month periods commencing on January 1. April 1, July 1, or October 1.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Purchaser, (b) the ability of the Purchaser to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement prior to the Termination Date, or (c) the Members’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of Purchaser Common Stock issuable pursuant to this Agreement.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated by the Agreement.

“Purnovate Know-How” means all Information (excluding any Purnovate Patents) that is Controlled as of the Effective Date by Purnovate or its Affiliates which is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products, including, without limitation, the techniques developed by Dr. Robert Thompson to create new molecular entities with increased solubility and to purify chemistry reactions.

“Purnovate Patents” means all patents and patent applications anywhere in the world that (a) are Controlled as of the Closing by Purnovate.

“Regulatory Authority” means the FDA or EMA, or a regulatory authority in other jurisdictions with equivalent authority.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or manager of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air. For purposes of the Agreement, the term “Release” shall also mean any threatened release.

“Representatives” means, with respect to a Person, the officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Thompson Patent” means any patent invented by Robert D. Thompson, Ph.D. that is (i) invented within three (3) years of the Closing, and (ii) is Controlled by Purchaser at the time of invention.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) 25% or more of the voting power of all outstanding stock or ownership interests of such Entity, or (b) the right to receive 25% or more of the net assets of such Entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $25,000 in the aggregate.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which the Agreement is terminated in accordance with ARTICLE IX of the Agreement.

“Transaction Expenses” means the sum of all fees, costs and expenses that are incurred by the Company for the benefit of the Company or the Members in connection with the transactions contemplated by the Agreement that are identified on Section 12.2 of the Disclosure Schedule.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from users of the Company’s products or of any website or service operated or maintained by the Company.

“VWAP Per Share Price” means the average of the daily volume weighted average price of the Purchaser Common Stock for the twenty (20) trading days then preceding the determination date, as reported by Bloomberg L.P. on the determination date.

EXHIBIT B

FORM OF PROMISSORY NOTE

US$350,000.00	December 7, 2020
Charlottesville, VA

FOR VALUE RECEIVED, Purnovate, LLC, a Virginia limited liability company, (“Promissor”) promises to pay to the order of Adial Pharmaceuticals, Inc., a Delaware corporation, (“Payee”), at 1180 Seminole Tr.., Suite 495, Charlottesville, VA 22901, (or at such other place as Payee may designate in writing) the sum of $350,000.00 with interest on or before December 7, 2021 (the “Due Date”). Interest will be calculated at an annual percentage rate of 3.5%.

Promissor may prepay this Promissory Note (this “Note”), in whole or in part, at any time prior to the Due Date.

If any of the following events of default occur, this Note and any other obligations of Promissor to Payee, shall become due immediately, without demand or notice:; (1) the failure of Promissor to pay the all amounts due hereunder on or before the Due Date; (2) the death, dissolution or termination of Promissor; (3) the filing of bankruptcy proceedings involving Promissor as a Debtor; (4) the application for appointment of a receiver for Promissor; (5) the making of a general assignment for the benefit of Promissor’s creditors; (6) the insolvency of Promissor; (7) the sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note; or (8) if Promissor breaches any other term herein.

In the event of default, this note shall immediately bear an interest rate of 12% per annum on any outstanding principle and interest with interest compounding annually. Further, in the event of default, Promissor will reimburse all reasonable attorney or other collection fees incurred by Payee in collecting any amounts due.

For a period of forty five (45) days following any termination of that certain Equity Purchase Agreement, dated as of December 7, 2020, by and among Payee, Promissor, the participating members of Promissor and Robert D. Thompson, as members representative, pursuant to Article IX thereof, the principal amount and accrued interest of this Note shall be convertible, at the option of the Payee, into membership units of the Promissor at a conversion price per unit of $1.50.

Promissor waives demand, protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note. No renewal, extension, or assignment of this Note by Payee shall affect the liability of Promissor. No renewal or extension of this Note, delay in enforcing any right of Payee under this Note, or assignment by Payee of this Note shall affect the liability of Promissor. All rights of Payee under this Note are cumulative and may be exercised concurrently or consecutively at Payee’s option.

This Note shall be construed in accordance with the laws of the State of Delaware. If any provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable, and if by limiting any such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited. This Note may be assigned to any acquiror of or successor to Promissor.

PURNOVATE, LLC

By:
Robert D. Thompson
CEO

EXHIBIT C

JOINDER TO EQUITY PURCHASE AGREEMENT

This Joinder to Equity Purchase Agreement (this “Joinder”) effecting a joinder to that certain Equity Purchase Agreement, dated December 7, 2020 (as may be amended or restated from time to time, the “Equity Purchase Agreement”), by and among Adial Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), Purnovate, LLC, a Delaware limited liability company (the “Company”), the Members of the Company set forth on the signature pages to the Equity Purchase Agreement (collectively, the “Members” and, individually, a “Member”) and Robert D. Thompson, as representative of the Members pursuant to Error! Reference source not found. thereof (the “Members’ Representative”), is made and entered into as of this ___ day of _________________, 20__ by and between the undersigned Member of the Company (the “Additional Member”), the Purchaser and the Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Purchase Agreement.

The Additional Member hereby acknowledges, agrees and confirms that, by the Additional Member’s execution of this Joinder, the Additional Member shall be deemed to be a party to the Equity Purchase Agreement as a “Member,” effective as of the date hereof, and shall have all of the obligations of a Member thereunder as if the Additional Member had executed the Equity Purchase Agreement. Effective as of the date hereof, the Additional Member hereby ratifies and agrees to be bound as a “Member” by all of the terms, provisions and conditions contained in the Equity Purchase Agreement and any other agreements executed in connection therewith.

The Additional Member acknowledges receipt of a copy of the Equity Purchase Agreement. The Additional Member acknowledges that the Additional Member has read the Equity Purchase Agreement and understands that by signing this Joinder, the Additional Member shall thereby assume all of the duties and obligations, and make the representations and warranties, of a Member under the Equity Purchase Agreement.

This Joinder and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Joinder to Equity Purchase Agreement has been duly executed and delivered by the Additional Member as of the date first written above.

For individuals:

Signature:

Name:

For entities:

Signature:

By:

Name:

Title:

Address for notices:

Tax ID Number: